UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Arrow Financial Corporation
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ARROW FINANCIAL CORPORATION
250 Glen Street
Glens Falls, New York 12801

March 25, 2014

Dear Shareholder:

You are cordially invited to attend Arrow Financial Corporation’s Annual Meeting of Shareholders on May 7, 2014, at the Charles R. Wood Theater in beautiful Glens Falls, New York, just down the street from the recently expanded Main Office of our principal subsidiary, Glens Falls National Bank and Trust Company.

The meeting will begin with a review of all voting matters and feature a short presentation on the Company. Additional details about the meeting and voting instructions can be found in the Notice of 2014 Annual Meeting of Shareholders and related Proxy Statement.

The past year included a number of important milestones and highlights for our Company. We would like to take this opportunity to note a few of these achievements, which set us apart from our peers:

•	Profitability: We reported strong profitability for 2013, as represented by 12.11% return on average equity, 1.04% return on average assets, and 14.19% return on tangible equity.

•	Shareholder Value: Shareholders’ equity grew to a record high. In addition, cash dividends paid to shareholders effectively increased 2% in 2013, and we distributed a 2% stock dividend in September.

•	Insurance Growth: Insurance income rose 7.9% in 2013 due to organic insurance commission growth within our agencies.

•	Asset Quality: We continued to have excellent asset quality, as measured by low levels of charge-offs and non-performing assets.

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Industry Recognition: We were named one of “America’s 100 Most Trustworthy Companies” by Forbes; one of the nation’s top mid-tier banks based on return on equity by American Banker Magazine; and one of the “Top-Performing Mid-Sized Banks” by the ABA Banking Journal, ranking 28th out of almost 500 financial institutions.

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Growth: Our two bank subsidiaries expanded in 2013. Saratoga National Bank and Trust Company opened its seventh office in Clifton Park, New York, and Glens Falls National Bank and Trust Company added its 30th office in Queensbury, New York.

We are pleased with our performance and proud of these accomplishments. For a better understanding of our Company, including its compensation practices and corporate governance structure, please review our proxy materials. We hope you will vote, whether or not you plan to attend the Annual Meeting. It is important to us that your shares are represented.

Thank you for your investment in Arrow Financial Corporation.

Sincerely,

Thomas L. Hoy                Thomas J. Murphy
Chairman of the Board            President and Chief Executive Officer

ARROW FINANCIAL CORPORATION
250 Glen Street
Glens Falls, New York 12801

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

March 25, 2014

To the Shareholders of Arrow Financial Corporation:

The Annual Meeting of Shareholders of Arrow Financial Corporation, a New York corporation, will be held at the Charles R. Wood Theater, located at 207 Glen Street in Glens Falls, New York 12801, on Wednesday, May 7, 2014, beginning at 10 a.m. local time, to consider and vote upon the following matters, as described more fully in the Proxy Statement attached to this Notice:

1.	The election of four Class A Directors to three-year terms and one Class C Director to a two-year term.

2.	Approval on an advisory basis of our executive compensation (“Say on Pay” vote).

3.	Ratification of the selection of KPMG LLP as our independent auditor for 2014.

4.	Any other business that may properly come before the 2014 Annual Meeting, or any adjournment or postponement thereof.

Shareholders of record as of the close of business on March 10, 2014, will be entitled to vote at the 2014 Annual Meeting, or any adjournment or postponement thereof. To vote, please follow the instructions in the Notice of Internet Availability of Proxy Materials or the Proxy Statement. If you wish to receive a printed copy of our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2013, please follow the instructions in the Notice of Internet Availability of Proxy Materials to request that a copy be provided to you. The Proxy Statement and Annual Report will be mailed within three business days of receipt of your request. Those shareholders who have previously requested printed or electronic copies of our proxy materials will receive a printed or electronic copy, as applicable.

Please ensure that your shares are voted properly at the 2014 Annual Meeting, as your vote is important. If you plan to attend our Annual Meeting, we ask that you also complete the attendance section on your proxy card.

Please see the attached Proxy Statement for more information on how to vote your shares.

By Order of the Board of Directors,

Mark E. Bulmer
Vice President and Corporate Secretary

ARROW FINANCIAL CORPORATION
250 Glen Street
Glens Falls, New York 12801

ARROW FINANCIAL CORPORATION
250 Glen Street
Glens Falls, New York 12801

PROXY STATEMENT

General Voting Information

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Arrow Financial Corporation (the “Company”), a New York corporation, of proxies to be voted at the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) to be held May 7, 2014, at 10 a.m. local time, at the Charles R. Wood Theater, 207 Glen Street, Glens Falls, New York 12801, or at any adjournment or postponement thereof.

The release of the Notice of Internet Availability of Proxy Materials, the Notice of 2014 Annual Meeting of Shareholders, the Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2013 (collectively, the “Proxy Materials”), is scheduled to begin on March 25, 2014, to shareholders of record as of close of business on March 10, 2014.

To vote, please follow the instructions in the Notice of Internet Availability of Proxy Materials or the other Proxy Materials if you received printed copies. If you wish to receive a printed copy of the Proxy Materials, please follow the instructions in the Notice of Internet Availability of Proxy Materials to request that a copy be provided to you. The Proxy Materials will be mailed within three business days of receipt of your request. Shareholders who have previously requested printed or electronic copies of our Proxy Materials will receive a printed or electronic copy, as applicable.

Please be sure that your shares are represented at the Annual Meeting by completing and submitting your proxy by telephone, online or by requesting and returning a completed paper proxy card. Please see the Additional Voting Information section of this Proxy Statement for more information on how to vote.

Voting Item 1 – Election of Directors

Summary and Board Recommendation:

The Board currently has 12 members divided into three classes (A, B and C), with one class elected each year for a term of three years. Item 1 at the Annual Meeting is the election of four Class A Directors to three-year terms expiring at the 2017 Annual Meeting of Shareholders and/or until their successors are elected and qualified, and one Class C Director to a two-year term expiring at the 2016 Annual Meeting of Shareholders and/or until her successor is elected and qualified.

The Class A nominees are the four current Class A Directors: Elizabeth O’Connor Little, John J. Murphy, Thomas J. Murphy and Richard J. Reisman. A fifth person, Tenée R. Casaccio, is being nominated to fill the vacancy in Class C resulting from the retirement of Mary-Elizabeth T. FitzGerald on December 31, 2013, after 12 years of service. Ms. Casaccio was appointed by the Board as a Class C Director upon Ms. FitzGerald’s retirement, and her position is required to be submitted to a vote of the shareholders at the first annual shareholder’s meeting following her appointment. She has served as a Director of the Company’s subsidiary bank Glens Falls National Bank and Trust Company (“GFNB”) since 2010.

All five nominees have been determined to be qualified and have consented to this nomination. Directors Little and Reisman qualify as independent Directors. Directors Thomas J. Murphy ("Mr. T. Murphy") and John J. Murphy ("Mr. J. Murphy") do not qualify as independent, as Mr. T. Murphy is the Company’s current President and Chief Executive Officer (“CEO”) and Mr. J. Murphy is a

former Executive Officer of the Company and currently serves under a consulting agreement; please see “Director Compensation” later in this section for more detail on Mr. J. Murphy’s agreement. The Board of Directors has determined that Ms. Casaccio is not independent due to payments made in preceding years under a prior architectural services contract between GFNB and JMZ Architects and Planners, PC (“JMZ Architects”), a New York corporation owned in part by Ms. Casaccio. Payments under that contract were completed in 2013.

For a discussion of independence of all existing Board members, including the nominees, please see “Director Independence” in the Corporate Governance section. The Board has no reason to believe that any of these nominees will decline or be unable to serve if elected.

Under applicable law and the Company’s By-Laws, Directors are elected by a plurality of the shares voted at the Annual Meeting, meaning the nominees receiving the most “For” votes will be elected. For additional information regarding the vote requirements for Item 1 and a description of the Company’s Majority Voting Policy with respect to the election of Directors, please see the Additional Voting Information section.

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Vote Recommendation: Your Board recommends you vote “For” each of the Board’s five nominees: Class A Directors Elizabeth O’Connor Little, John J. Murphy, Thomas J. Murphy and Richard J. Reisman, and Class C Director Tenée R. Casaccio.

Director Nomination Process:

The Governance Committee is responsible for identifying and recommending to the full Board suitable nominees to serve as Director, including the re-nomination of incumbent Directors. Director nominees are selected based upon various criteria, including the candidate’s particular strengths, such as knowledge, skill, experience and expertise, as well as the objective of achieving certain characteristics for the Board as a group, such as diversity of background, occupation, viewpoint and gender, along with a balance among age groups from those who are in mid-career to those nearing or recently entered into retirement. Additionally, the Governance Committee will not generally recommend a new candidate for nomination unless the candidate has demonstrated notable leadership and accomplishment in business, higher education, politics or cultural endeavors. The Governance Committee further assesses a candidate’s understanding of the regulatory and policy environment in which the Company does business and his or her interest in the communities served by the Company. Other factors include a candidate’s personal character, integrity and financial acumen. For candidates with prior experience as a Director of the Company or one of its subsidiaries, his or her service record will be an important factor in evaluating the desirability of his or her continuing service as a Director. Generally, Directors may not serve on the boards of more than two other public companies and may not serve on the board of any other public company whose principal business is financial services.

The Governance Committee will employ its own search protocols to identify new candidates for Director and seek suggestions from Management and consider any proposals it properly receives from shareholders for Director nominees. The same screening process is applied to all suggested candidates, regardless of the source. The Board will give substantial weight to the recommendations of the Governance Committee in selecting nominees for election as Directors of the Company and in its appointment of interim Directors. Under normal circumstances, the Board will not select nominees, including incumbent Directors, who have not been recommended by a majority of the members of the Governance Committee. For information on how shareholders may participate in the Director nomination process, see “Shareholder Submissions of Director Nominees” in the Additional Shareholder Information section.

Nominee and Continuing Director Biographies:

We have prepared the following biographies to provide shareholders with detailed information about each Director, including his or her area of strength. No specific minimum qualification standards have been established.

Ü Class A Nominees (terms expiring in 2017, if elected)

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Elizabeth O’Connor Little, age 73, has been a Director of the Company and a Director of GFNB since 2001. She is a New York State Senator representing the 45th District since 2003. Prior to that, Senator Little served as a member of the New York State Assembly representing the 109th District from 1995 to 2002 and was the At-Large Supervisor on the Warren County Board of Supervisors from 1986 to 1991. Senator Little received a bachelor’s degree from the College of St. Rose. Her organizational leadership skills and community involvement as a state politician as well as her experience on numerous state commissions and councils are key strengths. The vast majority of our bank offices are located in Senator Little’s District, which allows her a unique perspective on issues that affect the Company.

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John J. Murphy, age 62, has been a Director of the Company since 2007 and a Director of GFNB since 2003. Before his retirement on December 31, 2006, Mr. J. Murphy served as Executive Vice President, Treasurer and Chief Financial Officer (“CFO”) of the Company, and as Senior Executive Vice President and CFO of GFNB. He started his career with GFNB in 1973 as a Management Trainee and over the following three decades held various roles in the Credit Department and Accounting Division, including 23 years as CFO. Mr. J. Murphy has a bachelor’s degree from Niagara University. His expertise in the banking, investment and financial services business and his long tenure with the Company and GFNB are valuable strengths.

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Thomas J. Murphy, CPA, age 55, has been a Director of the Company since July 2012 and a Director of GFNB since July 2011; he is also President and CEO of the Company and GFNB. Mr. T. Murphy joined GFNB in 2004 as Manager of the Personal Trust Department after 16 years as a founding partner in CMJ, LLP, a Glens Falls certified public accounting firm. He was named President of GFNB in July 2011, President of the Company in July 2012, and CEO of both GFNB and the Company effective December 31, 2012. Prior to these appointments, he served in many banking, trust and corporate capacities, including as Manager of the GFNB Trust Department, Assistant Corporate Secretary, Corporate Secretary, Senior Trust Officer of GFNB and Cashier of GFNB. Mr. T. Murphy holds a bachelor’s degree in Business Administration from Siena College. His 24 years of public accounting experience and more than nine years in various management positions with the Company and its subsidiaries provide valuable experience and expertise.

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Richard J. Reisman, DMD, age 68, has been a Director of the Company and a Director of GFNB since 1999. Dr. Reisman is an oral and maxillofacial surgeon and serves as Chairman of the Section of Dentistry at Glens Falls Hospital, a regional medical center. Dr. Reisman received a bachelor’s degree from the University of Massachusetts-Amherst and a DMD from Harvard University. He also completed an oral surgery residency at Mt. Sinai Hospital in New York City. Dr. Reisman is a member of the New York State Board for Dentistry. His oral surgery practice in our community and his service at Glens Falls Hospital provide him with both small business acumen and large business organization experience and expertise.

Ü Class C Nominee (term expiring in 2016, if elected)

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Tenée R. Casaccio, AIA, age 48, was appointed a Director of the Company on December 31, 2013, and has been a Director of GFNB since 2010. Ms. Casaccio has served as President of JMZ Architects, a New York State-certified Women-Owned Business in Glens Falls, since 2009. She earned a bachelor's degree from Virginia Tech in Blacksburg, Virginia, and holds licenses to practice architecture in New York, Maryland and Pennsylvania. Ms. Casaccio has been with JMZ Architects since 1993. She has significant executive experience and a strong understanding of the business climate throughout New York State.

Ü Continuing Class B Directors (terms expiring in 2015)

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John J. Carusone, Jr., age 72, has been a Director of the Company since 1996 and a Director of the Company’s subsidiary bank, Saratoga National Bank and Trust Company (“SNB”), since its formation in 1988. Mr. Carusone is an attorney with the law firm Carusone & Carusone in Saratoga Springs, New York. He received a bachelor’s degree from Hamilton College and a law degree from Albany Law School. Mr. Carusone has practiced law in the greater Saratoga Springs community for over 40 years and has a strong community knowledge base.

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Michael B. Clarke, age 67, has been a Director of the Company and a Director of GFNB since 2006. He previously served as a Director of the Company from 1988 to 1999 and as a Director of GFNB from 1987 to 1999, before temporarily relocating out of the area. Mr. Clarke is a retired Management Consultant for Bradshaw Consulting, Inc. in Lake George, New York, and has extensive experience in the business of cement manufacturing. He served as President of Glens Falls Cement Company from 1985 to 1999, President and CEO of Lone Star Industries in Indiana from 1999 to 2004, and President of the Midwest Division of Buzzi Unicem, USA, from 2004 to 2005. Mr. Clarke has a bachelor’s degree from McGill University and a master’s degree from Harvard University. In addition to his executive experience at manufacturing companies, Mr. Clarke has a finance background and a longstanding historical knowledge of the Company.

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David G. Kruczlnicki, age 61, has been a Director of the Company and a Director of GFNB since 1989. Mr. Kruczlnicki served as President and CEO of Glens Falls Hospital, a regional medical center employing over 3,000 people, from 1989 until his retirement in 2013. He received a bachelor’s degree from Siena College and a master’s degree from Rensselaer Polytechnic Institute. Mr. Kruczlnicki serves on the boards of directors of several health-related affiliates of Glens Falls Hospital as well as Pruyn & Company, a local, privately owned paper company. Mr. Kruczlnicki has significant experience as a health care executive overseeing finance and human resources and as a director at numerous private and regional organizations.

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David L. Moynehan, age 68, has been a Director of the Company since 1987 and a Director of GFNB since 1986. Mr. Moynehan is the President and owner of Riverside Gas & Oil Co., Inc., formerly a motor fuel and heating product distributor and convenience store retailer. In 2013, Mr. Moynehan sold the daily business enterprises, although the company continues to manage some remaining properties. He holds a bachelor’s degree from Providence College and an MBA from the University of Denver. Mr. Moynehan has a longstanding historical knowledge of the Company. He has also served on several local and regional economic development boards and, with his chain of convenience stores, has a thorough knowledge of the communities the Company serves.

Ü Continuing Class C Directors (terms to expire in 2016)

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Gary C. Dake, age 53, has been a Director of the Company since 2003 and a Director of SNB since 2001. Mr. Dake is President of Stewart’s Shops Corp., a large, privately owned, vertically integrated, multi-state convenience store chain, and of Stewart’s Processing Corp., an affiliated dairy manufacturing and processing company. Mr. Dake holds a bachelor’s degree from St. Lawrence University. He has extensive experience with large business operations as a result of his management of Stewart’s, which also gives him a unique and broad understanding of the many communities the Company serves.

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Thomas L. Hoy, age 65, has been a Director of the Company since 1996 and has served as Chairman since 2004. He was President of the Company from 1996 to June 30, 2012, and CEO from 1997 until his retirement on December 31, 2012. In addition, Mr. Hoy has served as a Director of GFNB since 1994 and was President of GFNB from 1995 to June 2011. Mr. Hoy’s nearly four-decade career with GFNB started in 1974 as a Management Trainee. He held various roles in GFNB’s Trust and Investment Division before being named President in 1995. Mr. Hoy also serves on the Boards of Directors of the Federal Home Loan Bank of New York and the New York Business Development Corporation. Mr. Hoy holds a bachelor’s degree from Cornell University. His expertise in the banking, investment and financial services industries is of great value to the Company.

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Colin L. Read, PhD, age 54, has been a Director of the Company since 2013 and a Director of GFNB since 2010. Dr. Read teaches banking and finance as a tenured full professor in the State University of New York system. He writes a weekly business column for the Plattsburgh Press-Republican newspaper and is a regular contributor to Bloomberg’s online magazine and American Bankers Association publications. Dr. Read was elected to the Clinton County Legislature in 2013; in addition, he has authored eight books on global finance and appears monthly on a regional PBS business and economics show. He has a PhD in economics from Queen’s University, an MBA from the University of Alaska, a JD in law from the University of Connecticut, and a Master of Accountancy in Taxation from the University of Tulsa. His expertise in economics and understanding of the Plattsburgh area are key strengths.

Director Compensation:

There are three basic components of the compensation paid to Directors of the Company for their services as Director. The first component is a fixed annual retainer fee, supplemented by additional retainer amounts for those Directors who also serve as Board Chairs or Board Committee Chairs. Retainer fees currently are paid partly in cash and partly in shares of the Company’s common stock. The second component of Director compensation is meeting fees, which are paid to Directors based on the number of Board and Committee meetings they attend. Currently, this component of Director compensation is paid entirely in cash. Because each of the Company’s Directors also serves as a Director of one of the Company’s two subsidiary banks (a circumstance that is not required by law or the organizational documents of the Company or its subsidiary banks), a significant portion of the total compensation paid to Directors for their services to the organization consists of retainer and meeting fees paid to them for service on the subsidiary bank Boards. The third and final component of Director compensation is incentive stock-based compensation, which currently consists of a modest number of stock options distributed annually to Directors that vest in installments during a Director’s service on the Board and are exercisable for a period after termination of service. The Board, at its discretion on a case-by-case basis, upon termination of a Director’s service, may accelerate the vesting of unvested stock options and extend the post-termination exercise period.

Only non-Management Directors of the Company receive compensation for their services as Director of the Company or either of its subsidiary banks. Management Directors (those who are also officers of the Company or either of its subsidiary banks) receive no additional compensation for their services as a Director. Thus, Mr. T. Murphy, who was an Executive Officer of the Company in 2013, received no Director compensation that year, although he was entitled to reimbursement of any expenses he incurred in connection with his service as a Director.

The Compensation Committee makes recommendations to the full Board regarding all three components of Director compensation. The Board itself, however, is ultimately responsible for determining the compensation payable to Company Directors for their services. The amounts paid for service on the subsidiary bank Boards are also included in the periodic reviews of total Director compensation conducted by the Compensation Committee and are approved by the Company and subsidiary bank Boards.

Ü Annual Retainer and Meeting Fees
Because each Director of the Company also serves as a Director of one of the Company’s subsidiary banks, the first two components of Director compensation, annual retainer and meeting fees, consist in part of payments made to Directors for their services to the Company and of payments made to them for their services to the subsidiary banks. Thus, each non-Management Director receives a fixed basic annual retainer fee for serving as a Company Director and a fixed basic annual retainer fee for serving as a Director of the particular subsidiary bank on whose Board he or she sits. Directors also receive meeting fees for the Board and Committee meetings they attend. Moreover, if a non-Management Director also serves as Board Chair or Board Committee Chair for the Company or a subsidiary bank, the Director will also receive a supplemental annual retainer fee commensurate with the increased responsibility accompanying the Chair position. Directors who serve on Committees of the Board of the Company or of a subsidiary bank, but do not serve as the Chair thereof, receive no supplemental annual retainer fee for their Committee service.

A Director’s total annual retainer fee, including any supplemental annual retainer fee for service as a Committee Chair, is currently payable in two semi-annual installments: one in May and the other in November, in advance of the period to which such payment relates. Directors who are appointed or elected to the Board in the middle of one of these six-month periods, receive a pro rata share of the annual retainer fee receivable by those Directors who serve for the entire period, first payable to them on or about the time their mid-year service commences.

Under the Arrow Financial Corporation 1999 Directors’ Stock Plan (the “1999 Directors’ Stock Plan”) and its successor plan, the Arrow Financial Corporation 2013 Directors’ Stock Plan (the “2013 Directors’ Stock Plan”), the Board may elect from time to time to pay some or all of the Directors’ fees, including annual retainer and meeting fees, in the form of shares of the Company’s common stock, as opposed to cash. These shares are valued at their fair market value on the date of distribution, based on the market price of the Company’s common stock on such date. All shares distributed under the1999 Directors’ Stock Plan and the 2013 Directors’ Stock Plan in lieu of cash are fully vested and transferable by the recipient Directors on the date of distribution. In 2013, as in prior years, the Board determined to pay a portion of the annual retainer fee payable to each Director for such year in the form of shares of stock under the 1999 Directors’ Stock Plan and the 2013 Directors’ Stock Plan.

The following table sets forth the dollar amount of the Directors’ fees paid in cash (or dollar value of Directors’ fees paid in shares of the Company’s common stock) to our non-Management Directors in 2013 for their service on the Company’s Board and the subsidiary bank Board on which they sit, including (i) the basic annual retainer fees, (ii) any supplemental annual retainer fees for Committee Chairs and (iii) meeting fees for Board and Committee meetings attended. The schedule was approved by the Board at its meeting in January 2013.

ANNUAL RETAINER
2013	Company	GFNB	SNB
Basic Annual Retainer (a)	$17,500	$10,000	$10,000
Chair of the Board	$9,000	$9,000	$9,000
Chair of the Audit Committee	$5,000	—	$500
Chair of the Compensation Committee	$3,000	N/A	N/A
Chair of the Governance Committee	$3,000	N/A	N/A
Chair of the Trust Committee	N/A	$3,000	$500
MEETING FEES (b)
Board of Directors (b)	$650	$450	$450
Committee of the Board (b)	$500	$350	$350

(a)
In 2013, $9,500 of the basic annual retainer for service as a Director of the Company and $5,000 of the basic annual retainer for service as a Director of the subsidiary banks was payable in shares of the Company’s common stock.

(b)	Per meeting attended.

Ü Directors’ Fees for 2014
The Company Board and the Boards of the Company’s subsidiary banks have made the following determinations regarding Directors’ fees payable in 2014:

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The basic annual retainer fees payable to non-Management Directors in 2014 for serving on the Company Board and the Boards of the subsidiary banks was increased by $1,000 to $18,500 and $11,000, respectively.

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The supplemental annual retainer fee payable to those non-Management Directors who serve as Chair of the Company’s Board or as Chair of either subsidiary bank Board will remain the same in 2014 as in 2013.

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The supplemental annual retainer fee amounts payable to those non-Management Directors who also serve as Chairs of certain Committees of the Company’s Boards was increased as follows: by $2,500 for serving as Chair of the Audit Committee for a total payment of $7,500, and by $2,000 for serving as Chair of the Governance and Compensation Committees for a total payment per Chair of $5,000.

•
The meeting fees payable to non-Management Directors of the Company and its subsidiary banks for attendance at meetings of the Company’s Board, either subsidiary bank Board, or their respective Committees will remain the same in 2014 as in 2013.

Ü Directors’ Deferred Compensation Plan
Under the Company’s Directors’ Deferred Compensation Plan, Directors of the Company and its subsidiary banks may elect to defer receipt of some or all of the cash fees otherwise payable to them in any year to a later date of their choosing, subject to certain limits set forth in such plan and applicable law. Under this unfunded plan, amounts deferred are credited to the plan account of the deferring Director. The deferred amounts earn interest from time to time at a rate equal to the highest rate being paid on individual retirement accounts by GFNB. Deferred amounts are ultimately distributable on a date or dates selected by the Director, subject to certain restrictions. Distributions under the plan are payable in cash, either in a lump-sum or in annual installments as the participant may choose. During 2013, two Directors of the Company elected to defer fees under the plan. See the “Director Compensation Table” later in this section for additional details.

Ü Stock Options
Under the Company’s current long-term incentive plan, the Arrow Financial Corporation 2013 Long Term Incentive Plan (the “2013 LTIP”), the Board is authorized, in its discretion and after consultation with the Compensation Committee, to make annual grants of stock-based incentive awards to non-Management Directors of the Company as additional compensation for their service as Directors. The terms and conditions of awards granted to Directors are established by the Board itself, not by the Compensation Committee. The Board believes the grant of such awards, particularly in the form of stock options for the Company’s common stock, serves an important purpose by further aligning our Directors’ interests with those of our shareholders, because stock options only provide value to the holder if the Company’s stock price increases.

In early 2013, prior to the approval of the 2013 LTIP at the 2013 Annual Meeting, the Board granted to each non-Management Director under the Company’s 2008 Long Term Incentive Plan (the “2008 LTIP”) a standard annual incentive award for a fixed maximum number of stock options, subject to adjustment in each case to reflect the individual Director’s attendance record for Board and Committee meetings during the prior year. Specifically, in 2013, each non-Management Director received a number of options equal to 1,000, multiplied by the Director’s “meeting attendance ratio” for the prior year, which consists of: (i) the number of meetings of the Boards of the Company and its subsidiary banks (and the Committees of such Boards) on which the Director serves held during the prior year that the Director actually attended, divided by (ii) the total number of such meetings held during the prior year. All options granted to Directors in 2013 will vest ratably over a four-year period, reinforcing the long-term nature of the grant. Under both the 2008 LTIP and the 2013 LTIP, the Board generally may accelerate the vesting of unvested options held by Directors at the time they retire, resign or are not nominated for re-election. The exercise price for all stock options granted to Directors in 2013 was the fair market value of the Company’s common stock on the date of grant, i.e., the reported closing price of the stock on such date. All Directors’ stock options granted under the 2008 LTIP or the 2013 LTIP expire 10 years after the date of grant, or if the Director’s service terminates earlier, upon the expiration of a designated time period following such termination of service, which may be extended by the Board at its discretion. In December 2013, when Ms. FitzGerald resigned as a Director, the Board, in recognition of her many years of service, accelerated the vesting of the unvested stock options held by her on the date her service terminated and extended the period during which all her options may be exercised to the full option period (10 years following the date of grant). The value of the stock options granted to each non-Management Director in 2013 is included in column (b) of the “Director Compensation Table” later in this section.

Ü Ownership Guidelines
In order to better align the interests of our Directors with the interests of our shareholders, the Company has established individual stock ownership guidelines for our non-Management Directors. Under these guidelines, each non-Management Director of the

Company is expected to achieve, within five years following his or her election or appointment to the Board, and thereafter to maintain as long as he or she serves as a Director, beneficial ownership of a number of shares of the Company’s stock having a market value at least equal to five times the basic annual retainer fee payable from time to time to such Director. Under normal circumstances, if a non-Management Director does not maintain this target level of beneficial ownership, restrictions are placed on the Director’s ability to sell shares of the Company’s common stock obtained through the exercise of stock option awards. The target ownership requirement for each non-Management Director is measured by the Compensation Committee at its June meeting each year, using holdings valued as of December 31 of the previous year. Common shares owned outright or held through Company plans (e.g., the Company’s Automatic Dividend Reinvestment Plan) are currently counted toward the stock ownership requirement. Unexercised stock options do not count toward the stock ownership requirement. In June 2013, all non-Management Directors owned the required minimum number of shares and were deemed to be in compliance with the target stock ownership guidelines.

Ü Director Compensation Table
The following Director Compensation Table summarizes all compensation paid by the Company and its subsidiaries to the non-Management Directors of the Company for the fiscal year ended December 31, 2013. Management Directors of the Company (who, in 2013, consisted solely of Mr. T. Murphy) do not receive any compensation for services rendered by them as Directors. Compensation received in 2013 by the Management Directors is reported in the “Summary Compensation Table” within the Executive Compensation section.

Name of Director	Fees Earned or Paid in Cash		Stock Awards (a)		Option Awards (b)	Change in Pension Value/ Nonqualified Deferred Compensation Earnings	All Other Compensation	2013 Director Compensation Total
Herbert O. Carpenter	$2,850		—	(c)	$5,569	—	—	$8,419
John J. Carusone, Jr.	$28,150		$14,500		$5,569	—	—	$48,219
Michael B. Clarke	$30,800		$14,500		$5,569	—	—	$50,869
Gary C. Dake	$26,150		$14,500		$5,569	—	—	$46,219
Mary-Elizabeth T. FitzGerald	$19,300		$7,250	(d)	$5,569	—	$434 (i)	$32,553
Thomas L. Hoy	$55,800		$21,750	(e)	—	—	$48,000 (j)	$125,550
David G. Kruczlnicki	$29,300	(f)	$14,500		$5,569	—	$2,009 (i)	$51,378
Elizabeth O’Connor Little	$24,650		$14,500		$5,569	—	—	$44,719
David L. Moynehan	$26,700		$14,500		$5,569	—	—	$46,769
John J. Murphy	$23,700		$14,500		$5,569	—	$10,000 (j)	$53,769
Colin Read	$25,883		$16,083	(g)	—	—	—	$41,966
Richard J. Reisman	$25,700	(h)	$14,500		$5,569	—	$2,638 (i)	$48,407

(a)
Represents that portion of each listed Director’s total Directors’ fees that were payable in shares of Company stock. In 2013, this amount consisted of $9,500 of each Director’s basic annual retainer fee for serving as a Company Director and $5,000 of each Director’s basic annual retainer fee for serving as a Director of one the Company’s subsidiary banks. For purposes of determining the number of shares distributable to Directors, the shares of the Company’s common stock are valued at the market price of such shares on the date of distribution. Except for Directors Carpenter, FitzGerald, Hoy and Read (see footnotes (c), (d), (e) and (g), respectively, below), in 2013, each Director who received the basic annual retainer fee received approximately 557 shares in accordance with FASB ASC TOPIC 718. These shares were distributed in two installments: approximately 291 shares at a per share price of $24.96 on May 30, 2013, and approximately 266 shares at a per share price of $27.23 on November 26, 2013.

(b)
Stock options are valued in accordance with FASB ASC TOPIC 718. Each listed Director received 1,000 stock options on January 30, 2013, at an exercise price of $24.28, the closing price of our common stock on the date of grant. Options vest ratably over a period of four years following the date of grant.

(c)
Mr. Carpenter retired as a Director of the Company on May 1, 2013, prior to the first distribution to Directors of shares under the 1999 Directors’ Stock Plan. Therefore, Mr. Carpenter did not receive any stock under the plan during 2013.

(d)
Ms. FitzGerald retired as a Director of the Company on December 31, 2013. Because payments are made in advance of service, she was not entitled to the November 26, 2013, payment of 266 shares, for service during the first half of 2014.

(e)
Mr. Hoy retired as CEO of the Company on December 31, 2012. Because payments are made in advance of service to non-Management Directors only, he was not eligible to receive compensation for the first half of 2013 when it was issued on November 29, 2012. As such, for that period, a payment of 294 shares at a per share price of $24.64 was made on February 14, 2013, in addition to the basic annual retainer as described in footnote (a).

(f)	Mr. Kruczlnicki deferred receipt of $14,650 of such amount under the Directors’ Deferred Compensation Plan.

(g)
Mr. Read was elected to the Board on May 1, 2013. Because payments are made in advance of service, Mr. Read received the basic annual retainer as described in footnote (a) and a pro-rated payment of 63 shares at a per share price of $24.96 on May 30, 2013, for his service from May 1 to June 30.

(h)	Dr. Reisman deferred receipt of $25,700 of such amount under the Directors’ Deferred Compensation Plan.

(i)	Represents interest earned during 2013 on the principal balance in the Director’s account under the Directors’ Deferred Compensation Plan.

(j)	Represents consulting fees earned and paid to such Director under his consulting agreement. See “Mr. Hoy Consulting Agreement” and “Mr. J. Murphy Consulting Agreement” below.

Ü Mr. Hoy Consulting Agreement
Mr. Hoy served for many years as President and CEO of the Company prior to his retirement on December 31, 2012. At that time, the Company entered into a three-year consulting agreement with Mr. Hoy under which he renders advice and assistance to the Company with respect to the management and operation of the Company’s business and affairs, as requested by the Company’s CEO or Board. As compensation for these services, Mr. Hoy receives an annual payment of $48,000, payable in equal monthly installments. He also receives office space, administrative support and equipment as agreed by the parties for the provision of the consulting services. Although the consulting agreement has an initial three-year term, it is generally terminable upon 30 days’ prior written notice by either party to the other. The consulting agreement contains confidentiality and non-competition provisions in favor of the Company. During the period of consultancy under the consulting agreement, outstanding stock options granted to Mr. Hoy under the Company’s long-term incentive plans before his retirement will continue to vest and to be exercisable in accordance with the underlying award agreement terms, and will continue to be exercisable by him while he continues to serve as a consultant (and for an additional three months after he ceases to serve as such), regardless of when his services as a Director of the Company may end.

Ü Mr. J. Murphy Consulting Agreement
Mr. J. Murphy served for many years as Executive Vice President, Treasurer and CFO of the Company prior to his retirement on December 31, 2006. At that time, the Company entered into a three-year consulting agreement with Mr. J. Murphy, which was renewed for an additional year at year-end 2009 and then replaced by a four-year agreement at year-end 2010. Under the replacement agreement, Mr. J. Murphy renders advice on financial and general corporate matters, as requested of him by Management. Pursuant to his current consulting agreement, Mr. J. Murphy will provide consulting services to the Company which shall be meaningful and appropriate under the circumstances, as requested by Management, in exchange for an annual payment that decreases each year. He received $20,000 for fiscal year 2011, $15,000 for fiscal year 2012, $10,000 for fiscal year 2013, and will receive $5,000 for fiscal year 2014. Under the consulting agreement, any outstanding stock options granted to Mr. J. Murphy under the Company’s long-term incentive plans while he was an employee of the Company (i.e., prior to his retirement as CFO on December 31, 2006), will continue to be exercisable by him while he continues to serve as a consultant (and for an additional three months after he ceases to serve as such), regardless of when his services as a Director of the Company ends, provided that exercisability of all such options terminates 10 years after the date of grant.

Voting Item 2 – Advisory Approval of Say on Pay

Summary and Board Recommendation:

Item 2 is a proposal to approve on an advisory basis the Company’s executive compensation (“Say on Pay”), as described in the Compensation Discussion and Analysis section. This vote is not intended to address a specific item of compensation, but rather the overall compensation of our Named Executive Officers (“NEOs”) and the philosophy, policies and practices as described in this Proxy Statement. Say on Pay is an advisory proposal, so the Company is not required to take any action as a result of this vote. However, the Compensation Committee will be asked to review the results of the shareholder vote to determine if any additional action is required, and it will carefully consider the results as part of its regular review and recommendations regarding executive compensation.

The previous Say on Pay advisory vote, along with an advisory vote approving a three-year frequency for Say on Pay advisory votes going forward, was approved by shareholders at the 2011 Annual Meeting. As it relates to Say on Pay, 85.98% of voting shareholders approved our executive compensation as presented at our 2011 Annual Meeting of Shareholders.

Approval of Say on Pay will require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on this proposal.

•	Vote Recommendation: Your Board recommends you vote “For” approval on an advisory basis of the Company’s executive compensation, or Say on Pay.

Say on Pay Details:

The Company believes its executive compensation program is well-designed, appropriately aligns executive pay with Company performance, and attracts, motivates and retains individuals whose interests are aligned with our shareholders. Please see the Compensation Discussion and Analysis section for more information on our compensation decisions and practices.

As noted in the Compensation Discussion and Analysis section, the Company takes a conservative and consistent approach to its executive compensation program. We believe our compensation program ties executive compensation in an appropriate way to corporate and individual performance, in order to drive Company growth and shareholder value. We also believe our compensation programs, in total, use responsible and reasonable methods to motivate, retain and reward our NEOs. This approach helps the Company promote long-term profitability within acceptable risk parameters. The Company's key practices are highlighted below:

•	Conservative: Total executive compensation is conservative as compared to industry standards and our peer group.

•
Discretionary: Our annual bonus plan is a discretionary program based on a comprehensive quantity and quality-based assessment of both the Company’s and the individual executive’s performance. In past years when targeted financial performance was not achieved, individually or Company-wide, bonuses were not awarded.

•	Annual Review: The annual bonus is based on goals that are reviewed and updated yearly and are set to encourage long-term profitability within accepted conservative risk parameters.

•
Long-Term Equity Incentives: Long-term-equity-based incentives, historically stock option awards, recognize and encourage an alignment with the goals of our shareholders, and provide for ratable vesting over a four-year period.

•
Tied to Stock Price: Our stock option awards, even at the highest executive level, are generally modest, and in 2013, none were awarded. Exercise prices are always determined based on the closing price of the Company’s stock on the day of grant. Stock options only have value if the Company’s stock price increases.

•
No Backdating or Reloading: The 2013 LTIP under which our stock options are granted does not permit “backdating” or “reloading” of option grants. Repricing of our stock option grants is not permitted without shareholder approval.

•	Ownership Requirements: Ownership guidelines require our Executive Officers to own specific amounts of our stock based on their annual salary.

•	No Tax Gross-Up: We have no tax gross-up plans for our Executive Officers.

•	No Golden Parachutes: We have no “golden parachutes” for our Executive Officers; our top change-in-control payment is capped so as to prevent the triggering of higher taxes on the Company.

Voting Item 3 – Ratification of Independent Registered Public Accounting Firm

Summary and Board Recommendation:

The Audit Committee of the Board has selected the independent registered public accounting firm, KPMG LLP ("KPMG"), as the Company’s independent registered public accounting firm for our fiscal year ending December 31, 2014. The selection process included a thorough review of KPMG’s performance in prior years, the quality and expertise of the KPMG management team, its understanding and expertise in the industries in which the Company operates, the appropriateness of the fees charged, and its familiarity with the Company’s internal controls and accounting policies and practices.

Although our By-Laws do not require the selection of the independent registered public accounting firm be submitted to our shareholders for approval, the Board believes it is appropriate to give shareholders the opportunity to ratify the decision of the Audit Committee. Neither the Audit Committee nor the Board will be bound by the shareholders’ vote at the Annual Meeting, but they may take the shareholders’ vote into account in future determinations regarding the retention of the Company’s independent registered public accounting firm.

Representatives of KPMG are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they so desire, and are expected to be available to respond to appropriate questions from shareholders.

Ratification of the selection of KPMG will require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on this proposal.

•
Vote Recommendation: Your Board recommends you vote “For” the ratification of the independent registered public accounting firm, KPMG LLP, as the independent auditor of the Company for the fiscal year ending December 31, 2014.

Independent Registered Public Accounting Firm Fees:

The following table sets forth the aggregate fees billed to the Company and its subsidiaries for the fiscal years ended December 31, 2013, and 2012, by the Company’s independent registered public accounting firm, KPMG. The tax fees in this table represent fees paid to KPMG during the year for tax preparation and consulting purposes.

Categories of Service	2013	2012
Audit Fees	$360,000	$289,000
Audit-Related Fees	—	—
Tax Fees	$95,220	$94,330
All Other Fees	—	—
Total Fees	$455,220	$383,330

Audit Committee Report

Each member of the Audit Committee qualifies as independent both under NASDAQ®’s standards for independent directors and under the Securities and Exchange Commission’s (the “SEC”) more rigorous standards for independent Audit Committee members. For more detail, see the Corporate Governance section. The Audit Committee assists the Board in fulfilling its oversight role relating to the Company’s financial statements and the financial reporting process, including the system of disclosure controls and the Company’s internal controls and procedures. Its duties include reviewing the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered public accounting firm, and the Company’s internal audit function. The duties of the Audit Committee are set forth in the Audit Committee Charter, which the Board has adopted and reviews annually. A copy of the current charter of the Audit Committee is available on our website at www.arrowfinancial.com under the link “Corporate Governance.”

Management has the responsibility for preparing the Company’s consolidated financial statements and for assessing the effectiveness of its internal controls over financial reporting. The Company’s independent registered public accounting firm, KPMG, has the responsibility for auditing these consolidated financial statements. The independent registered public accounting firm reports directly to the Audit Committee, which meets with the independent registered public accounting firm on a regular basis. The Audit Committee has reviewed and discussed with Management and with KPMG the Company’s audited consolidated financial statements as of and for the year ended December 31, 2013. The Audit Committee has also discussed with Management its assertion on the design and effectiveness of the Company’s internal control over financial reporting as of December 31, 2013, and has discussed with KPMG the matters required to be discussed by professional standards. Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company and its subsidiaries, and Management’s assertion on the design and effectiveness of internal control over financial reporting of the Company and its subsidiaries, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC.

The Audit Committee has approved the engagement of KPMG as the Company’s independent registered public accounting firm for 2014 and the scope of its 2014 engagement. The Audit Committee has received from KPMG the written disclosures and the letter required by professional standards relating to auditor independence. The Audit Committee has discussed with KPMG the firm’s independence and determined that the non-audit services provided to the Company by KPMG are compatible with their independence.

Michael B. Clarke, Chairman    David G. Kruczlnicki
Colin L. Read            Richard J. Reisman

Corporate Governance

The Board has adopted Corporate Governance Guidelines to provide the framework within which the Company’s Directors and Executive Officers manage the business and affairs of the Company. The Company’s business is managed under the direction and oversight of the Board. The Board appoints the Company’s CEO and other Executive Officers, who are responsible for the day-to-day operation of the Company’s business. The Board’s primary responsibilities are to oversee Management and to consider and make determinations regarding significant corporate transactions or material changes in the Company’s core business. In exercising its business judgment, the Board acts in what it reasonably believes to be the best interests of the Company and its shareholders. At least once each year, the Board will review the Company’s long-term strategic plans and key issues. The Board may elect a Lead Director from the independent Directors of the Company to serve as a liaison between the Chairman of the Board and the independent or non-Management Directors and to have such other duties and responsibilities as shall be determined by the Board, including chairing the Executive Sessions of the independent Directors.

The Governance Committee of the Board is responsible for reviewing with the full Board, on an annual basis, the requisite skills and characteristics of all Board members, as well as nominees for Director and the composition of the Board as a whole. This assessment will include whether individual Directors or nominees qualify as independent under applicable law and guidelines, as well as consideration of diversity, age, skills and experience of the Directors as a group in the context of the needs of the Board. The Board will consist of a majority of Directors who meet the criteria for independence as required and defined by NASDAQ®, and will meet all other applicable laws, rules and regulations.

The Board is divided into three classes, one of which is elected each year by the Company’s shareholders to a term of three years. The Governance Committee will identify and recommend to the full Board suitable candidates for nomination for Director. In making its recommendations, the Governance Committee will consider any proposals it properly receives from shareholders for Director nominees. Shareholders may propose a Director candidate for consideration by the Governance Committee by following the rules set forth in “Shareholder Submissions of Director Nominees” within the Additional Shareholder Information section. The Governance Committee’s recommendations of candidates for nomination will be based on its determination as to the suitability of the particular individuals, and the slate as a whole, to serve as Directors of the Company, taking into account the criteria discussed above. Additionally, when evaluating incumbent Directors who are nominated for reelection, the Governance Committee considers each Director’s attendance record for meetings of the Boards and Committees of the Company and its subsidiaries on which the Director sits. See “Director Nomination Process” in the Voting Item 1 – Election of Directors section for a discussion of additional criteria considered in the selection of Directors for nomination.

The Board does not believe that Directors should be subject to term limits. While term limits may in some cases enhance the flow of fresh ideas and viewpoints in the boardroom, they may also result in the loss of knowledgeable and experienced Directors, whose insight into the Company and its operations typically expands and deepens over time. The Governance Committee will apply, however, the same general principles of suitability, character, experience and background to incumbent Directors who are up for reelection as it applies to new candidates for Director, with due consideration to their prior performance. Additionally, the Company’s By-Laws provide that Directors will retire from the Board at the first Annual Meeting of Shareholders held on or after they attain the age of 75.

Board Leadership Structure:

For much of the last decade, the Company operated under the traditional U.S. board leadership structure with our CEO also serving as Chairman of the Board. Beginning in January 2013, with the appointment of Mr. T. Murphy as our CEO, the Board determined it would be preferable to separate, at least for some period of time, the roles of Chairman and CEO. Our Board determined that Mr. Hoy would continue as our Chairman due to his longstanding experience with our Company in both chairmanship and executive officer capacities, along with his strong leadership capability and finance expertise. The Board continues to believe this structure is best for our Company. Mr. T. Murphy, our President and CEO, is the only member of the Board who is also an employee of the Company.

The Company currently has a Board comprised largely of independent Directors (eight of twelve), including a Lead Director who, under our Corporate Governance Guidelines, must be independent. The Lead Director, who is periodically appointed by the independent Directors acting as a group, Chairs the Board Executive Sessions, which are meetings of the independent Directors exclusively, conducted when circumstances so warrant after regularly scheduled Board meetings. The Lead Director also serves as a liaison between the Chairman and the independent Directors. Mr. Kruczlnicki, who is also Chairman of the Compensation Committee, was appointed our Lead Director in January 2014, succeeding Director Clarke in that role. We believe the oversight of the Lead Director, combined with the Company’s overall corporate governance structure, policies and practices as outlined earlier, maximizes the effectiveness of our Board leadership. The Governance Committee and the independent Directors will continue to evaluate the Board’s leadership structure as part of its regular review of corporate governance and succession planning to ensure that it remains best suited for our Company and our shareholders.

Board Committees:

The Board has three standing Committees: the Audit Committee, the Compensation Committee and the Governance Committee. The Board may from time to time establish or maintain additional Committees, as it deems necessary or appropriate. In that regard, the Board has also established an Executive Committee described further below. All members of these Committees are comprised of independent Directors, as defined under applicable law, rules and regulation. Committee members are appointed or re-appointed annually by the Board upon the recommendation of the Governance Committee, with consideration of the qualifications and preferences of individual Directors. The Board gives consideration to periodically rotating Committee members, to the extent feasible under applicable laws and regulations governing the membership requirements of the Committees, but the Board does not believe rotation should be mandated as policy, nor that service by a Director on a Committee should be subject to term limits.

Each of the three Committees has its own charter. Each Committee charter sets forth the purposes, goals and responsibilities of the Committee, as well as the qualifications for Committee membership, procedures for appointing Committee members, Committee structure and operations, and policies for Board oversight of the Committee. Each Committee has the power to hire, at the Company’s expense, independent legal, financial, accounting, compensation or other consultants, as the members may deem necessary and appropriate, consistent with the overall authority to retain such advisors as set forth in the Committee’s charter, including budgeting or professional conditions and limitations. Management approval will not be required for engagement of consultants, although Management normally will be advised and consulted prior to any such engagement to avoid, among other things, conflicts of interest.

Ü Audit Committee
The Audit Committee currently consists of Directors Clarke, Kruczlnicki, Read and Reisman. Mr. Clarke is Chairman of this Committee; he has served in this role since 2008. The Audit Committee’s primary duties and responsibilities are to select and appoint the independent auditors each year; monitor the independence and performance of the Company’s independent auditors and internal Audit Department; monitor the quality and integrity of the Company’s financial reporting process and systems of internal controls regarding financial, accounting and legal compliance; and provide a means of communication among the independent auditors, Management, the internal Audit Department and the Board. The Audit Committee also reviews business or financial transactions between the Company and related parties, such as any transactions with an individual Director or a company in which such Director has an interest. In accordance with applicable rules, the Audit Committee must specifically approve in advance all services performed by the independent auditor, including audit and audit-related services and non-audit services. The Audit Committee met four times in 2013, and all Committee members attended each of these Committee meetings. For additional information, see the Audit Committee Report section.

Ü Compensation Committee
The Compensation Committee currently consists of Directors Clarke, Dake, Kruczlnicki and Little. Mr. Kruczlnicki is the current Chairman; he succeeded Mr. Carusone, who served in that capacity from 2008 until February 1, 2013. The Compensation Committee’s principal responsibility is to review and approve, not less often than annually, all aspects of the compensation arrangements and benefit plans covering our Executive Officers, including the CEO, subject, where appropriate, to full Board approval. The Compensation Committee also periodically reviews the compensation of our Board and makes recommendations to the full Board with respect to the types and amounts of compensation payable to the Directors for service on the Board and Board Committees. The Compensation Committee also consults with Management and provides general oversight of the compensation and benefit programs and policies for employees. The Compensation Committee met three times during 2013 and all Committee members attended each of these Committee meetings. For additional detail regarding executive compensation and the role of the Compensation Committee, see the Compensation Discussion and Analysis section.

Ü Governance Committee
The Governance Committee currently consists of Directors Carusone, Dake, Moynehan and Little. Mr. Carusone is the current Chairman; he succeeded Mr. Kruczlnicki, who served in that capacity from the Committee’s inception in 2007 until February 1, 2013. The Governance Committee met three times during 2013 and all Committee members attended each meeting. The Governance Committee is specifically charged with establishing procedures with respect to the Director nomination process; reviewing and considering Director nominees and making recommendations to the Board regarding nominees; reviewing and recommending practices and policies concerning corporate governance; reviewing annually and reporting to the Board regarding the independence of our Directors and their satisfaction of other Director requirements or qualifications under applicable law; reviewing annually and reporting to the Board regarding the performance of our Board; reviewing periodically and making recommendations regarding Company codes of conduct and ethics policies for our Directors, Executive Officers and employees and with respect to our Committee charters; and reviewing Director training initiatives.

Ü Executive Committee
The main purpose of the Executive Committee, which unlike the Committees described earlier is not required under applicable securities or corporate law, is to act on matters that require immediate attention at a time when it is impractical or inconvenient to convene the entire Board. The Executive Committee has the full authority of the Board, subject to certain restrictions established by law or the Company’s governing documents. For example, the Committee is not authorized pursuant to our By-Laws to make submissions to shareholders needing shareholder approval, fill vacancies on the Board or any of its Committees, fix compensation of the Board, make changes to our By-Laws, or repeal any prior resolution of the Board. Because the Board believes proper governance involves the entire Board in the Company’s decision process, the Board strives to keep meetings of the Executive Committee to a minimum. The Executive Committee is currently comprised of the Chairman of the Board, each of the Board's Committee Chairs, and the Chairman of the GFNB Trust Committee. The Executive Committee did not meet in 2013.

In addition to regular Board and Committee meetings, the independent members of the Board periodically meet in Executive Session to discuss any matters deemed relevant to the Company’s operation and condition. No current or former members of Management are in attendance during these Executive Sessions. These sessions are chaired by Mr. Kruczlnicki, our independent Lead Director. The Lead Director will poll independent Directors at each Company Board meeting and, if there is a consensus to do so, an Executive Session will be held.

In 2013, the Board had six regularly scheduled meetings, three special Board meetings and 10 separate Committee meetings. There was over 99% attendance at these meetings, and all of our Directors attended the 2013 Annual Meeting of Shareholders.

Complete copies of each of the current charters of the Audit Committee, the Compensation Committee and the Governance Committee, as well as a copy of the Corporate Governance Guidelines, the Business Code of Ethics and the Financial Code of Ethics are available on our website at www.arrowfinancial.com under the link “Corporate Governance.”

Director Independence:

Under applicable law and regulation, it is the responsibility of the Board to review the independence and qualification of each member of our Board and separately to review the independence of each Board member who serves on certain Board Committees under somewhat more rigorous independence standards.

Under the NASDAQ® listing standards, a majority of the members of the full Board must meet a general independence requirement, as defined thereunder. The Board has determined that the following eight Directors meet the requirement: Directors Carusone, Clarke, Dake, Kruczlnicki, Little, Moynehan, Read and Reisman. Directors Hoy and J. Murphy are not independent due to their prior service as Executive Officers of the Company and their current consulting arrangements with the Company, which are described in “Director Compensation” within the Voting Item 1 – Election of Directors section. Mr. T. Murphy is not independent due to his position as our President and CEO. Ms. Casaccio is not independent due to payments made in preceding years under a prior architectural services contract between GFNB and JMZ Architects. Payments under that contract were completed in 2013; they are described in more detail later in this section.

In making the independence determination for the individual Directors, the Board considers on the one hand transactions and relationships between the Company and its subsidiaries, and on the other hand each Director and/or his or her immediate family or any businesses he or she controls. The Governance Committee considers the objective standards Directors must meet under the NASDAQ® listing standards, as well as a variety of subjective factors, including particular or unique relationships between the Company and the Director, even if such relationships do not exceed the specific dollar threshold that would disqualify the Director from being independent under applicable regulatory guidelines. In particular, the Governance Committee considered the following 2013 transactions between the Company and Directors in its assessment of their independence:

•
Mr. Carusone is an attorney at the local law firm Carusone & Carusone. During 2013, the Company’s subsidiary bank SNB made $5,000 in payments to Carusone & Carusone as a retainer for legal services to be rendered by the firm to or on behalf of SNB. Additionally, Mr. Carusone received payments from certain SNB loan customers in connection with his representation of SNB at loan closings. The Board determined that the payments received by Mr. Carusone were well below the objective limits for independence set forth in NASDAQ®’s listing standards, were not material in amount and did not compromise the independence of Mr. Carusone.

•
Mr. Dake is President of Stewart’s Shops Corporation, a large, private company that owns and operates a regional chain of convenience stores. During 2013, our subsidiary banks made $209,056 in payments to Stewart’s Shops for rent of leased space and other immaterial purchases. The Board determined that these payments were below the objective limits for independence set forth in NASDAQ®’s listing standards; were not material to the Company, its subsidiary banks or Stewart’s Shops; and therefore did not compromise the independence of Mr. Dake. See “Related Party Transactions” later in this section for further information on these transactions.

•
Ms. Casaccio is President and part-owner of JMZ Architects. From 2011 through 2013, GFNB engaged JMZ Architects to provide architectural services in connection with the construction of a new GFNB building at its downtown Glens Falls headquarters. Payments under the contract were completed in October 2013. The aggregate payments made in 2013 totaled $28,191. Although the Board determined that the aggregate 2013 payments were not material, it deemed that Ms. Casaccio would not be independent for 2014 due to the fact that total payments made under the contract to her firm were approximately $844,000.

There were no “Compensation Committee interlocks,” as defined under the SEC rules, in existence during fiscal year 2013. No member of the Compensation Committee is a current or former employee of the Company or any of its subsidiaries. No member of the Compensation Committee had substantial business dealings with the Company during 2013.

In addition to meeting the general independence standards for Directors set forth in the NASDAQ® listing standards, the Directors who serve on certain Board Committees (i.e., the Audit and the Compensation Committees), must meet additional regulatory requirements, including more rigorous independence requirements. The Board has determined that Directors Clarke, Kruczlnicki, Read and Reisman, who constitute the Audit Committee, all meet the SEC’s more stringent independence requirements for Audit Committee members. The Board has also determined that Directors Clarke, Kruczlnicki and Read each qualify as an “Audit Committee Financial Expert,” as defined by the SEC rules (not all Audit Committee members need to be financial experts). Further, the Board has determined that Directors Clarke, Dake, Kruczlnicki and Little, who constitute the Compensation Committee, all meet the more rigorous independence requirements of the SEC and NASDAQ®, which will soon apply to Compensation Committee members.

No family relationship exists between any two or more of the nominees, Directors or Executive Officers of the Company or its subsidiaries, except that the wives of Directors Moynehan and J. Murphy are sisters.

Related Party Transactions:

Under the Company’s Statement of Policy with respect to Related Party Transactions, the Audit Committee or the Board itself must approve transactions or relationships between the Company and its related parties, including Directors and Executive Officers, if such transactions or relationships will involve an aggregate dollar amount of goods, services or payments in excess of $120,000. Loans from our subsidiary banks to our Directors and Executive Officers, their families and controlled businesses, and other related parties, are generally exempt from this preapproval policy, as most such loans are subject to Board preapproval under a separate federal banking law, Regulation O. “Related parties” of Directors and Executive Officers includes members of their immediate families and the corporations, organizations, trusts and estates with which these individuals are associated.

Ü 2013 Transactions with Related Parties
During 2013, several of our Directors and Executive Officers and/or their affiliates had outstanding loans from one or both of our subsidiary banks in amounts of $120,000 or more. All of these loans were made in the ordinary course of business of the bank, on the bank’s standard terms and conditions, and did not involve more than normal risk of collectability or present any other preferential features. As of December 31, 2013, none of these loans were classified by the Company as a non-accrual, past due, restructured or potential problem loan.

During 2013, the Company’s subsidiary banks leased space from Stewart’s Shops Corp. (“Stewart’s”), a private company that owns and operates a regional chain of convenience stores. Director Dake is the President of Stewart’s. The Company has established five bank offices (two for SNB and three for GFNB) in five different Stewart’s convenience stores under multi-year leases with Stewart’s. The Company paid rent and incidental expenses to Stewart’s on the five offices in the total amount of $209,056 during 2013. The first GFNB lease has an original duration of 20 years, expiring in 2019, with a renewal option for two additional 10-year terms. The second GFNB lease has an original duration of 10 years, expiring in 2020, with a renewal option for three additional five-year terms. The third GFNB lease has an original duration of 10 years, expiring in 2023, with a renewal option for three additional five-year terms. The leases for the two SNB offices each have an original duration of 10 years; expire in 2015 and 2017, respectively; and have renewal options for two additional five-year terms. These five bank offices are in high-traffic locations. In connection with its approval of the leases, the Board determined that the terms of the leases were, in its opinion, no less favorable from the Company’s perspective than could be obtained from a non-related party in an arms-length transaction.

Board Risk Oversight:

Our Board has responsibility for the oversight of risk management within our Company. Our Board and its Committees regularly discuss and review with Management the areas of material risk exposure, the potential impact of such risks on the Company, the steps taken to monitor our exposure to these risks and the controls adopted to mitigate such risk exposure. Our Committees assist the Board in fulfilling its oversight responsibilities throughout the year, as follows:

•
The Audit Committee reviews financial risk exposures by monitoring the independence and performance of the Company’s internal and external auditors, and the quality and integrity of the Company’s financial reporting process and systems of internal controls.

•
The Governance Committee focuses on the management of risks associated with Board organization, membership and structure, through its nomination process and Director independence assessment, its review of the organizational and governance structure of the Company, and its periodic review of Board practices and policies concerning corporate governance and the Board’s performance.

•
The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs through its review of all aspects of the compensation paid to Executive Officers, Directors and employees in general. The Committee assesses the ways, if any, in which this compensation may, as an unintended consequence, incentivize action or activities that expose the Company to inappropriate risks, and it recommends to the Board ways to modify those compensation practices appropriately.

In addition to these Board Committees, the Company previously established an Enterprise Risk Management (“ERM”) Committee at the Management level to assist the Board by providing reasonable assurance regarding the achievement of the Company’s strategic objectives and to enhance the long-term value of the Company. The ERM Committee uses a Board-approved program that is applied both strategically and tactically, and is designed to identify potential and actual risks that may affect the Company. Our ERM Program is based on criteria established in the document entitled, "Enterprise Risk Management – Integrated Framework," issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Directors receive periodic reports from the ERM Committee, which is chaired by our Chief Risk Officer and includes senior managers, specifically designated members of the Management team and other individuals as appropriate. The Chief Risk Officer’s primary function is to oversee risk management as well as regulatory and compliance requirements. The Chief Risk Officer reports directly to our President.

Named Executive Officers (NEOs)

Our NEOs for 2013 included Mr. T. Murphy, our President and CEO; Mr. Goodemote, our Executive Vice President, Treasurer and CFO; and Mr. DeMarco, a Senior Vice President of the Company and President and CEO of SNB.

Stock Ownership Information

Directors and Executive Officers:

The following table sets forth the beneficial ownership of the Company’s common stock, as defined under SEC rules, as of March 10, 2014, our record date, for each Director, Director nominee, Executive Officer and NEO of the Company, as well as for all Directors and Executive Officers as a group.

Beneficial ownership includes all shares of common stock for which the individual has sole or shared voting power or investment power and all shares that the individual has the right to acquire within 60 days of our record date through the exercise of any option, warrant or right. There were 12,426,980 shares of our common stock outstanding on March 10, 2014.

Name	Number of Shares Owned		Options Exercisable Within 60 Days	Total Beneficial Ownership of Company Common Stock	Percent of Shares Outstanding (a)
John J. Carusone, Jr.	7,387		3,820	11,207	*
Tenée R. Casaccio	3,734		—	3,734	*
Michael B. Clarke	19,843	(b)	3,820	23,663	*
Gary C. Dake	24,122		3,640	27,762	*
David S. DeMarco	17,618		20,920	38,538	*
Terry R. Goodemote	11,675	(c)	21,989	33,664	*
Thomas L. Hoy	176,952	(d)	67,703	244,655	1.96%
David G. Kruczlnicki	23,138		3,785	26,923	*
Elizabeth O’C. Little	14,731		3,820	18,551	*
David L. Moynehan	27,232		3,820	31,052	*
John J. Murphy	39,161	(e)	12,514	51,675	*
Thomas J. Murphy	20,749		14,033	34,782	*
Colin L. Read	4,290		—	4,290	*
Richard J. Reisman	14,502	(f)	3,713	18,215	*
Total Shares of Directors and Executive Officers as a Group (14 persons)	405,134		163,577	568,711	4.52%

(a)	The use of an asterisk (“*”) denotes a percentage ownership of less than 1%.

(b)	Includes 16,610 shares held directly by Mr. Clarke’s wife in a revocable trust. These shares are pledged for a loan arrangement.

(c)	Includes 76 shares held as custodian for Mr. Goodemote’s child.

(d)
Includes 2,996 shares held directly by Mr. Hoy’s wife, 2,509 shares held by Mr. Hoy’s wife in an individual retirement account and 3,412 shares held in a Hoy family irrevocable trust for which Mr. Hoy is grantor.

(e)	Includes 25,819 shares held jointly by Mr. J. Murphy with his wife.

(f)	Includes 532 shares held directly by Dr. Reisman’s wife.

5% Shareholders:

The following table sets forth the beneficial ownership of the Company’s common stock as of March 10, 2014, by the one holder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock. Beneficial ownership includes all shares of common stock for which the person has sole or shared voting power or investment power.

Name	Shares Owned		Percent
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	833,161	(a)	6.70%	(b)

(a)
The listed number of our shares and percentage ownership of the Company’s common stock by BlackRock, Inc. is based solely upon a Schedule 13G, Amendment No. 4, filed by BlackRock, Inc. on January 28, 2014, with the SEC. In that amendment, BlackRock, Inc. reported that as of December 31, 2013, it had sole dispositive power over all of these shares and the sole voting power with respect to 798,010 shares. BlackRock, Inc. is an asset management company that provides asset management services to numerous mutual funds.

(b)	Percentage based on 12,426,980 shares of our common stock outstanding on March 10, 2014.

Our subsidiary banks, GFNB and SNB, in their capacity as fiduciary of numerous accounts in their respective Trust Departments, including, in the case of GFNB, as trustee of our Employee Stock Ownership Plan (“ESOP”), held 1,643,942 shares of our common stock, or 13.23% of the total shares outstanding and entitled to vote on March 10, 2014, our record date. However, GFNB and SNB were the beneficial owners of only a relatively small number of these shares. Other persons, such as the individual ESOP participants, had the sole power to vote and/or direct the disposition of most of these shares. As a result, neither GFNB nor SNB were the beneficial owners of more than 5% of the shares of our common stock outstanding and entitled to vote on March 10, 2014.

Compensation Discussion and Analysis

Executive Summary:

The Compensation Discussion and Analysis section of our Proxy Statement provides our shareholders with an explanation of our NEO compensation philosophy, programs, policies and decisions, all within the context of our business environment and performance. Our goal is to present a clear and concise overview of our executive compensation practices.

Ü 2013 Business Performance
The Company’s subsidiary banks, GFNB and SNB, operate and compete in a mature banking market that is characterized by intense and growing competition and high consumer expectations regarding the pricing and delivery of financial products. Since 2010, we have increased our investment in the property and casualty insurance line of business by acquiring three agencies, all of which are located in and serving the same geographic area as many of our current bank offices.

Increasing regulation and a prolonged low interest rate environment were ongoing challenges in 2013. The Company, however, delivered a solid performance by adhering to a conservative business model that emphasizes a strong capital position, high loan quality, knowledge of our market and responsiveness to our customers. Results for the fiscal year ended December 31, 2013, included:

Shareholder Return	Growth	Asset Quality

A 2% stock dividend was distributed to our shareholders during 2013.

Cash dividends paid effectively increased 2%.

Stockholders’ equity reached a record high of $192.15 million at year-end, up 9.3% from year-end 2012.

Tangible book value per share increased 10.3% to $13.43.

Total assets increased 7.0% to a record high of $2.164 billion.

The loan portfolio increased 8.0% to a record high of $1.266 billion.

Assets under trust administration and investment management rose 12.3% to a record high of $1.175 billion.

Insurance income increased 7.9%.
Nonperforming assets were only 0.37% of total assets as of December 31, 2013. Net loan charge-offs represented just 0.09% of average loans outstanding for the year.

Please refer to our 2013 Annual Report on Form 10-K for five- and 10-year comparisons of the total cumulative return (assuming reinvestment of dividends) for our common stock, as compared to the Russell 2000 Index, the NASDAQ® Banks Index and the Zacks $1B-$5B Bank Assets Index.

Ü Key Compensation Decisions and Actions
The business climate and our performance impacted various compensation decisions. The following is a summary of key actions taken by the Compensation Committee on executive compensation in 2013 and thus far in 2014, detailed later in this section.

•
Salary Increases: Salary increases for the Company’s NEOs in 2013 were higher than the historical range due to the completion of a multi-step leadership transition; they returned to modest amounts in 2014. Please see “Executive Compensation Decisions” later in this section for more detail.

•
Short-Term Incentive Plan Awards: In 2013 and 2014, bonus awards for NEOs were made in accordance with the Short-Term Incentive Plan (“STIP”) based on the achievement of specified performance results of the Company and the individual NEOs, respectively.

•
Long-Term Incentive Plan Awards: In January 2013, no long-term incentive awards were issued to the Company’s Executive Officers or to any other key employees due to the limited number of remaining shares available for issuance under the 2008 LTIP. Shareholders at the Annual Meeting in May 2013 subsequently approved the 2013 LTIP to succeed and replace the similar 2008 LTIP. In January 2014, moderate grants of stock options were made to the NEOs under the 2013 LTIP.

Ü Executive Compensation Program Highlights
The Compensation Committee and Management strive to have an effective compensation program and strong governance with shareholder-friendly features. These items are summarized below:

•
Hedging and Pledging Policies: All NEOs are prohibited from engaging in any speculative transaction designed to hedge or offset any decrease in market value of the Company’s securities, including hedging of the Company’s common stock. The Company also restricts the pledging of any Company stock by requiring NEOs to obtain Board approval prior to entering into any such financial arrangement.

•
Clawback Policy: In 2012, the Compensation Committee approved a Clawback Policy for its Executive Officers that states any incentives paid on the achievement of financial or operational goals that subsequently are deemed by the Company to be inaccurate, misstated or misleading shall be recoverable from such Officer by the Company.

•	Consultant Independence: The Compensation Committee periodically engages an independent compensation consultant, historically Pearl Meyer & Partners, LLC.

•
Double-Trigger Mechanism: Employment agreements for all NEOs include a “double-trigger” mechanism for change of control payments, i.e., to collect, the NEO must also be actively or constructively terminated. If terminated for cause, the NEO would not receive any cash severance payment or enhanced retirement benefits beyond the benefits described in “Potential Payments Upon Termination or Change of Control” within the Agreements with Executive Officers section.

•	Stock Ownership Guidelines: The Company has stock ownership guidelines for NEOs.

•	No Tax Gross-Ups: The Company never pays any taxes that are otherwise owed by its Executive Officers.

•	No Stock Option Repricing: The Company has never repriced stock options. The 2013 LTIP approved by shareholders last year prohibits repricing without shareholder approval.

•	Risk Assessment: The Company implements a robust risk oversight and assessment framework to monitor our compensation programs for excessive risk to the Company or its shareholders.

Ü 2012 Executive Officer Succession
In 2012, the Company successfully completed a multi-step leadership transition, culminating with the retirement of longtime CEO Hoy on December 31, 2012. Mr. T. Murphy succeeded Mr. Hoy as President of the Company on July 1, 2012 (having succeeded Mr. Hoy as President of GFNB one year earlier), and assumed the position of Company CEO from Mr. Hoy on December 31, 2012. In addition, Mr. Raymond F. O’Conor, for many years the President and CEO of SNB, was succeeded in 2012 by Mr. DeMarco, who became President of SNB on July 1, 2012, and CEO of SNB on December 31, 2012.

2013 Compensation Philosophy and Program:

The purpose and goal of our executive compensation program is to attract and retain key executives and to motivate our executives to improve the Company’s long-term profitability within acceptable risk parameters. Annual determinations regarding executive compensation are based on corporate and individual performance, taking into account compensation paid to executives at comparable banks.

Our executive compensation program consists of base salary, annual incentives, long-term incentives, ownership guidelines and executive benefits. The following is a discussion of the primary purpose of each element.

Ü Base Salary
Base salaries are set to recognize the responsibilities associated with the position and expectations with respect to the individual’s contribution to the Company. In setting or adjusting base salary levels for our NEOs, the Company considers the following factors: the executive’s position, individual performance, contribution to the Company, market salaries for similar positions, experience in that position, industry merit budgets, the Company’s overall financial performance and the individual’s role in that performance. Base salaries for the NEOs are reviewed and approved annually by the Compensation Committee, usually in January so the Compensation Committee can take into account results from the prior fiscal year-end performance. Other factors considered by the Compensation Committee include leadership and professional standing in the field of banking and financial services, commitment to the community, and current market pay position relative to market benchmarking.

Ü Annual Incentives
All short-term incentive bonus awards under our STIP are designed to reward Company and individual performance relative to our annual performance goals. Our STIP is based on a comprehensive quantitative and qualitative assessment of both Company and individual performance. The Compensation Committee considers multiple inputs, including but not limited to: specific financial goals, relative performance to our industry and individual performance. If circumstances arise such as major corporate transactions, unforeseen significant changes in the economy or industry-wide developments of an unexpected nature, the Compensation Committee may review and revise pre-established performance targets. The Compensation Committee, in its sole discretion, will determine on a case-by-case basis whether an Executive Officer will receive a bonus award for the year and, if so, the amount of this bonus. As a discretionary bonus program, no Executive Officer has a contractual right to a bonus award under the STIP.

Each year, the Compensation Committee sets goals that will result in bonus awards only in years of successful financial performance by the Company. The target bonus awards are defined as a percentage of that Executive Officer’s base salary. For 2013, the bonus target awards were 40% of base salary for Mr. T. Murphy and 30% of base salary for Messrs. Goodemote and DeMarco.

The pool for the annual short-term incentive bonus awards is generally designed based on the total target awards for that year. STIP awards may be adjusted up or down by the Compensation Committee based on Company performance, with the following limitations: (i) there will be no bonus awards if the Company’s performance is less than 90% of target performance, and (ii) if the Company’s performance is greater than 110% of the target performance, the bonus awards are capped at 150% of the target payment. The determination of the amount of the annual short-term incentive bonus awards for the NEOs consists of the following three-part process:

1.
Company Performance: The Company’s performance is assessed on a weighted combination of five financial performance measures, which the Compensation Committee believes provide an appropriate portfolio of performance goals and a balanced perspective while ensuring sound risk management. The following table shows the performance measure and goal-weighting for 2013:

Performance Measure	Weighting for Goals
Net Operating Earnings using Internal NOE	80%
ROE using Internal NOE	5%
Efficiency Ratio	5%
Non-Performing Loans	5%
Net Charge-Offs	5%

In measuring net income for the purpose of paying short-term incentive bonus awards, the Compensation Committee uses Internal Net Operating Earnings (“Internal NOE”), which is different from U.S. Generally Accepted Accounting Principles (“GAAP”) in that it represents the net income of the Company before taking into account significant nonrecurring items, net of tax. The significant nonrecurring items are reviewed by the Compensation Committee on a case-by-case basis to determine if the item would have a significant impact on the Company’s performance and, therefore, have an impact on the annual short-term incentive bonus awards made to our NEOs under the STIP. The Compensation Committee endeavors to ensure that decisions regarding the bonus awards are unaffected by any item that is not deemed to be in the normal course of business operations so as to eliminate the likelihood of decision-making by NEOs merely to affect the year-end earnings for bonus purposes.

2.
Individual Performance: The Compensation Committee performs an overall assessment of the NEO’s performance based on subjective and objective criteria weighted toward Company and team-oriented goals. The Compensation Committee relies on input from the CEO for assessment of the other NEOs.

3.
Relative Weighting of Corporate and Individual Performance: The third and final step in assessing a NEO’s ultimate performance measure for purposes of the short-term incentive bonus awards is the determination by the Compensation

Committee of the relative weighting to be assigned to Company performance versus individual performance for that particular NEO. Typically, the relative weighting for each NEO is based on his particular position with the Company. For 2013, Mr. T. Murphy was evaluated exclusively, or 100%, on the Company’s performance, and Messrs. Goodemote and DeMarco were evaluated 50% on the Company’s performance and 50% on individual performance.

Historically, the Compensation Committee meets at the beginning of each year to determine short-term incentive bonus awards for the previous year, when the Company’s final year-end performance is known and can be accurately measured. At this same meeting, the Compensation Committee typically sets the STIP goals for the current year as well.

Although there is a formula for determining the dollar amount of the annual short-term incentive bonus awards under the STIP, the Compensation Committee retains full discretion for making these awards to all our NEOs, and simply meeting pre-established performance thresholds does not compel payment of the award. There have been years in which awards could have been paid based on the formula but, in fact, were not paid.

Ü Long-Term Incentives
The long-term incentive plan, which historically has consisted exclusively of award of stock options, is designed to align the goals of our NEOs with the goals of our shareholders. Long-term incentive compensation is provided through the Company’s 2013 LTIP, which was approved by our shareholders to succeed and replace the 2008 LTIP, and which authorized the issuance of a maximum 450,000 shares of Company common stock.

The 2013 LTIP allows for multiple equity forms, such as restricted stock and stock options. Historically, the Company has provided long-term incentive compensation only in the form of stock options, which only provide value to our NEOs if the Company’s stock price increases. The long-term incentive component of our compensation program is intended to recognize Management collaboration and drive shareholder value creation, which encourages alignment of our NEOs' interests with those of our shareholders. Equity awards are discretionary and typically considered by the Compensation Committee at its January meeting in light of the Company’s and the individual’s prior-year performance. The Compensation Committee considers the individual’s contributions to the Company’s success. Stock options granted under our long-term incentive plan normally vest 25% per year over a four-year period, which reinforces the long-term nature of the grant and promotes retention of our top performers. The exercise price for stock option awards is set at 100% of the market closing price of the stock on the date of grant. The Company’s annual stock option awards are generally granted at the same time each year, in the month of January shortly after the close of the Company’s fiscal year. Furthermore, the provisions of our long-term incentive plan do not allow “backdating” or “reloading” of option grants. Repricing of our stock option grants is only permitted with shareholder approval.

Ü Ownership Guidelines
In order to better align the interests of the NEOs with those of our shareholders, the Company adopted stock ownership requirements for our NEOs in January 2011. Under our Stock Ownership Guidelines, the NEOs are required to own a number of shares of the Company’s common stock equal to three times base salary for the CEO and one time base salary for other NEOs. Until the required ownership is attained, this policy restricts the NEO’s ability to sell shares of the Company’s common stock obtained through long-term incentive plan stock-option awards. These stock ownership requirements are measured by the Compensation Committee at its June meeting each year, using data as of December 31 of the previous year. Common shares owned outright or vested shares held through benefit plans are currently counted toward the stock ownership requirement. Conversely, unvested awards or unexercised stock options do not count toward the stock ownership requirement. Individuals have five years from appointment or promotion as a NEO to meet these requirements. The independent members of the Board have the discretion to address and approve “hardship” exceptions on a case-by-case basis.

Ü Executive Benefits
The executive benefit program is intended to provide appropriate security and benefits for our NEOs, allowing them to focus on managing the business. Generally, NEOs are eligible for the benefits package we offer to our full-time employees, which includes medical, dental, life and long-term disability insurance, and qualified retirement plans. In addition, our executive compensation program includes other select benefits summarized below. These benefits are provided in furtherance of the goal of providing NEOs with a comprehensive and competitive compensation package, taking into consideration both market and best practices. All forms of executive benefits and perks are reviewed and approved by the Compensation Committee.

•
Retirement and Select Executive Retirement Plans: The Company provides a defined benefit retirement plan, an ESOP and a non-matching Retirement Plan to all eligible full-time employees. Additionally, the Compensation Committee may permit NEOs to participate in the Supplemental Executive Retirement Plan ("SERP"). There are two components of the SERP: (i) a “makeup” benefit that is designed to provide participants with a level of benefit that they would have received under the Retirement Plan if there were no limitations on eligible compensation in the Internal Revenue Code, and (ii) additional benefits that are granted by the Compensation Committee on a discretionary basis to provide retirement benefits that appropriately reflect the Executive’s service and contribution to the Company. In 2013, Mr. T. Murphy, Mr. Goodemote and Mr. DeMarco participated in the makeup benefit only of the SERP. The Company’s retirement plan and SERP are discussed further in “Pension Benefits Table” within the Executive Compensation section.

•
Deferred Compensation Plan: The Company maintains a nonqualified deferred compensation plan for NEOs, under which they may elect to defer some or all of their salary and bonus until retirement. The deferred amounts accumulate interest at a rate equal to the highest rate currently being paid on individual retirement accounts by GFNB. Although all of the NEOs were eligible to participate, none did in 2013. This deferral plan is further discussed in “Nonqualified Deferred Compensation” within the Executive Compensation section.

•
Executive Perquisites: The Company provides very limited perquisites to its NEOs. In 2013, Messrs. T. Murphy, Goodemote and DeMarco each received the personal use of a company automobile and reimbursement of country club dues. No other perks were provided.

•
Employment Agreements with Named Executive Officers: Historically, the Company has entered into employment agreements or limited change-of-control agreements with its NEOs. The Company currently has three-year employment agreements with Messrs. T. Murphy and Goodemote and a two-year agreement with Mr. DeMarco. Each year the Compensation Committee reviews the key terms of all employment agreements and determines whether to renew them for an extra year on substantially similar terms. At its January 2014 meeting, the Committee recommended and the Board approved a renewal of the agreements with Messrs. T. Murphy, Goodemote and DeMarco effective February 1, 2014.

These agreements contain standard terms relating to salary, position, duties and benefits, as well as special cash payments following a change of control of the Company accompanied or followed by a termination of the NEO’s employment by the Company without cause or by the NEO himself for good reason, that is, a “double trigger.” These agreements do not provide any right to receive a payment under the STIP, to receive stock awards under any long-term incentive plan, or to receive any additional retirement benefits under our Retirement Plan or SERP. The Compensation Committee and our Board will continue to review the appropriateness of employment agreements on a case-by-case basis. These employment agreements are described in more detail in the Agreements with Executive Officers section.

The Company has entered into consulting agreements with retiring NEOs to ensure a smooth transition of an operating function from the retiree to his or her successor and/or to ensure continuing access by the Company to the retiree's expertise. Mr. Hoy, the Company’s former CEO, and Mr. J. Murphy, the Company’s former CFO, are each serving under such post-retirement consulting arrangements. These arrangements are further described in “Mr. Hoy Consulting Agreement” and “Mr. J. Murphy Consulting Agreement,” respectively, within the Voting Item 1 – Election of Directors section.

The Company believes these five components – base salary, annual incentives, long-term incentives, ownership guidelines and executive benefits – comprise a total compensation program that both aligns pay and performance and supports a balance between the various elements. Our executive compensation program is reviewed at least annually by the Compensation Committee to ensure that various considerations such as security versus performance, fixed versus variable, short-term versus long-term, cash versus equity-based compensation, and benefits provided are and remain appropriate in light of market trends and the Company’s primary business objectives. Our policy and practice is to consider the Company’s performance compared to peer and industry performance, as well as market compensation levels, in making our short- and long-term compensation decisions to ensure our compensation package effectively reflects performance.

2013 Process for Determining Executive Compensation:

Ü Role of the Compensation Committee, Independent Consultants and Management
The Compensation Committee oversees our executive compensation policies and process, is responsible for the final decisions on many components of executive compensation for the CEO and the other NEOs, and makes recommendations to the full Board on other components such as employment agreements. The Compensation Committee is responsible for reviewing and approving all aspects of compensation of our CEO and other NEOs, and it receives input from the CEO and the full Board on key compensation policy issues. Each of the four Directors who serve on the Compensation Committee are independent under the NASDAQ® listing requirements and have a significant degree of tenure and stability in membership, which the Company believes enhances its ability to make informed, well-founded decisions regarding compensation programs, practices and proposed changes. The Compensation Committee met three times during 2013, and its Chair provides regular reports to the Board.

The Compensation Committee is authorized to seek the assistance of independent compensation consultants. These consultants are paid by the Company, but are hired by, directed by and report directly to the Compensation Committee. During 2013, the Compensation Committee retained the services of Pearl Meyer & Partners, LLC (“PM&P”), an independent outside consulting firm specializing in executive and board compensation, to provide assistance regarding executive compensation and support with compensation policies and proxy disclosure. PM&P provides no other consulting services for the Company.

Our CEO provides the Compensation Committee with an annual review of his own goals for the Company, including broad performance and personal goals, as well as a performance assessment for the other NEOs. Management also provides information and data on Company and individual performance and executive compensation to the Compensation Committee. Although our CEO provides insight and recommendations regarding NEO compensation, it is the Compensation Committee that votes on decisions regarding NEO compensation. Where appropriate, the Board will also approve recommendations regarding NEO compensation. Although the Compensation Committee meets with our CEO to obtain his views, goals and assessments regarding compensation matters, as discussed above, the decisions regarding his compensation package are made solely by the Compensation Committee without the CEO or other NEOs present.

Ü Benchmarking
In setting program targets and making compensation decisions, the Compensation Committee sources a variety of data and information related to market practices for bank holding companies similar to the Company and may engage independent compensation consultants on a periodic basis to conduct comprehensive competitive reviews.

The Compensation Committee relies on three key reports, as summarized below, to ascertain market-competitive guidelines for base salary, short- and long-term incentive targets, and estimated total direct compensation, with ranges for performance. The guidelines allow the Compensation Committee to see the potential pay and range of pay for each executive role and provide a framework for consideration by the Compensation Committee in setting targeted pay levels going forward.

In May each year, the Compensation Committee reviews peer group data from the Executive Compensation Review for Banks and Thrifts prepared annually by SNL Financial (“SNL”), which provides executive compensation and performance data relative to a peer group. Further, in October each year, the Compensation Committee reviews a regional and local financial institution compensation survey compiled by Management from certain local and regional bank proxy statements, which summarizes the compensation of NEOs of those organizations. Both the SNL and Management surveys are updated annually.

In addition, the Compensation Committee periodically commissions an independent outside consulting firm to conduct a comprehensive review of the Company’s executive compensation program. In 2012, PM&P was hired to update and replace the review it previously prepared in 2009. The 2012 PM&P report (the “PM&P Report”) was completed in late 2012 and presented at the Compensation Committee’s January 2013 meeting. Its purpose was to provide an independent and objective analysis of all elements of compensation, individually and in aggregate, relative to market and peer group practices. Pay mix and an assessment of the pay-for-performance relationship were also presented to the Compensation Committee to provide foundational information to support compensation decisions for Management.

A primary data source used in setting the competitive market for the compensation of our NEOs was the information publicly disclosed by a peer group of other publicly traded banks. This peer group was developed by PM&P using objective parameters that reflect bank holding companies of similar asset size and region. In the future, the peer group will be reviewed and updated to ensure an appropriate comparison based on size and business focus.

The 2012 peer group contained in the PM&P Report, which is listed below, consisted of 20 bank holding companies in Pennsylvania, Massachusetts, New Jersey, New York, Rhode Island and Vermont, ranging from approximately $1.3 billion in assets to $4.5 billion in assets and positioning the Company at approximately the median for size ($1.9 billion in assets):

Alliance Financial Corporation        ESB Financial Corporation        Peapack-Gladstone Financial Corporation
Berkshire Hills Bancorp, Inc.        Financial Institutions, Inc.            Tompkins Financial Corporation
Brookline Bancorp, Inc.        Lakeland Bancorp, Inc.            United Financial Bancorp, Inc.
Bryn Mawr Bank Corporation         Merchants Bancshares, Inc.        Univest Corporation of Pennsylvania
Citizens & Northern Corporation    Metro Bancorp, Inc.            Washington Trust Bancorp, Inc.
CNB Financial Corporation, Inc.     OceanFirst Financial Corporation        Westfield Financial, Inc.
Enterprise Bancorp, Inc.        Orrstown Financial Services, Inc.

In addition to the custom peer group data, the PM&P Report used data from banking industry surveys that reviewed bank holding companies of similar asset size and regions to that of the Company.

Ü Performance Analysis
In addition to benchmarking, the Compensation Committee and Board also review the Company’s performance relative to other bank holding companies in the form of the Federal Reserve Bank’s “Bank Holding Company Performance Report,” which contains data from a peer group consisting of all U.S. bank holding companies with between $1.0 and $3.0 billion in total assets (the “Fed Peer Group”).

Set forth below is a comparison between the Company’s financial performance across several key performance metrics for the 12-month period ending December 31, 2013, and the performance across these same metrics for the nine-month period ending September 30, 2013, by the Fed Peer Group – the most recent information available at the time the Compensation Committee met in January to review performance.

This comparison shows that the Company continued to be among the top performers and that our operating results and asset quality ratios withstood the economic stress of 2013 better than most, as compared to the national peer group.

Key Performance Metric	Arrow Financial Corporation 12/31/2013	Federal Reserve Bank Peer Data 09/30/2013
Profitability Ratios (Higher is Better)
ROA – Return on Average Assets	1.04%	0.91%
ROE – Return on Average Equity	12.11%	8.63%
Asset Quality (Lower is Better)
Net Loans Charged-Off as a Percentage of Average Loans	0.09%	0.25%
Nonperforming Loans as a Percentage of Period-end Loans	0.61%	1.71%
Efficiency Ratio (Lower is Better)	59.73%	69.95%

Executive Compensation Decisions:

Ü January 2013 Base Salary Decisions
The Compensation Committee met in January 2013 to review corporate and individual executive performance for 2012. Please see last year’s Proxy Statement and our 2012 Annual Report on Form 10-K for a detailed review of the Company’s 2012 performance. Based on this performance, noting the Company’s record earnings and strong asset quality, as well as a review of the individual performance of the NEOs and the promotions of Mr. T. Murphy to CEO of the Company and GFNB and Mr. DeMarco to CEO of SNB, the Compensation Committee approved the base salary increases set forth in the table below for the NEOs effective January 1, 2013.

The increases provided to the individuals listed were intended to align their salaries with a market-competitive level of compensation. Further, in the case of Mr. T. Murphy, the increase reflected his promotion to Company CEO. Prior to the January 2013 base salary increases, all of the NEOs in the table below were positioned below the 25th percentile of the peer group used in the PM&P Report. Following the January 2013 base salary increases, Mr. T. Murphy remained below the 25th percentile of the peer group used in the PM&P Report and Messrs. Goodemote and DeMarco approximated the median of that peer group, which is described in further detail in this section.

Named Executive Officer	2012 Salary	January 2013 Raise		2013 Salary
		% of Base Salary	Amount
Mr. T. Murphy	$200,000	50.0%	$100,000	$300,000
Mr. Goodemote	$188,700	21.9%	$41,300	$230,000
Mr. DeMarco	$178,500	17.6%	$31,500	$210,000

Ü January 2014 Base Salary Decisions
The Compensation Committee met in January 2014 to review corporate and individual executive performance for 2013. Please see “2013 Business Performance” in this section and our 2013 Annual Report on Form 10-K for a detailed review of the Company’s 2013 performance. Based on the performance of the Company and the individuals, the Compensation Committee approved the base salary increases set forth in the following table for the NEOs of the Company effective January 1, 2014:

Named Executive Officer	2013 Salary	January 2014 Raise		2014 Salary
		% of Base Salary	Amount
Mr. T. Murphy	$300,000	2.0%	$6,000	$306,000
Mr. Goodemote	$230,000	2.2%	$5,000	$235,000
Mr. DeMarco	$210,000	7.1%	$15,000	$225,000

Ü Short-Term Incentive Award Decisions
In determining the short-term incentive bonus awards for NEOs at any year-end, the Compensation Committee carefully considers the recent financial performance of the Company, strategic results such as product and market expansion, as well as individual performance factors such as leadership and commitment to the community. The amounts of such awards are principally determined based on the achievement of pre-established Company performance targets, as well as an overall individual assessment. See “2013 Compensation Philosophy and Program” in this section for further detail.

At a meeting in January 2014, the Compensation Committee reviewed the parameters and results of the 2013 short-term incentive bonus award goals for all of its NEOs. Based on the final results of the Company’s performance, the amounts of the short-term incentive bonus awards to be paid under the STIP were determined for Messrs T. Murphy, Goodemote and DeMarco. As noted earlier in this section, the Compensation Committee uses an Internal NOE calculation to measure its performance goals. Internal NOE is calculated on a basis other than GAAP, in that Internal NOE represents the net income of the Company before significant nonrecurring items, net of tax. The decision by the Compensation Committee to eliminate significant nonrecurring items from the award review process could result in an Internal NOE that is higher or lower than net income reported in conformity with GAAP.

In 2013, the Internal NOE was lower than GAAP net income (i.e., GAAP net income was $21.795 million while the Internal NOE used to calculate the short-term incentive bonus awards was $21.468 million, or approximately $300,000 less). This was the result of the exclusion of net gains recognized by the Company on the sale of long-term investments. The Compensation Committee determined that exclusion of this item was appropriate for purposes of determining the annual STIP bonus awards and resulted in lower annual awards to the NEOs than would have been the case without the exclusion.

The following table provides a comparison of the Company’s 2013 target performance goals, the 2013 actual results and peer data from the Federal Reserve Bank’s Bank Holding Company Performance Report. The weighting used by the Compensation Committee in determining annual awards is described earlier in this section. The Federal Reserve Bank Peer Group Data provided in this table consisted of all U.S. Bank Holding Companies having between $1.0 and $3.0 billion in total assets. The September 30, 2013, peer group data was the most recent data available to the Compensation Committee during its review at the December 2013 and January 2014 meetings.

Performance Measure	2013 Goal	2013 Actual	Federal Reserve Bank Peer Data 09/30/13
Net Operating Earnings “Internal NOE”	$22.0 million	$21.468 million	N/A
ROE using Internal NOE (Higher is Better)	> 13.00%	11.93%	8.63%
Efficiency Ratio (Lower is Better)	< 58.00%	60.76%	69.95%
Non-Performing Loans (Lower is Better)	< 0.50%	0.61%	1.71%
Net Charge-Offs (Lower is Better)	< 0.15%	0.09%	0.25%

As shown in the Performance Measure Table, the actual result in 2013 for the most heavily weighted financial performance measure (internal NOE), although below 100% of the target for such measure, did exceed 97% of the target. The Company’s financial performance for 2013, considering all metrics under the STIP, was well in excess of 90% of the weighted target levels when considered as a whole and also greatly exceeded peer group performance across these metrics, based on the performance of the Fed Peer Group through September 30, 2103. The amounts of the STIP awards for each individual NEO were based upon these corporate considerations as well as performance toward the established 2013 goals. The Compensation Committee approved the following 2013 STIP awards at its January 2014 meeting:

Named Executive Officer	2013 Annual Incentive Target Opportunity		2013 Annual Incentive Actual Awards
	Amount	% of Base Salary	Amount	% of Base Salary
Mr. T. Murphy	$120,000	40%	$100,000	33.33%
Mr. Goodemote	$69,000	30%	$56,500	24.57%
Mr. DeMarco	$63,000	30%	$53,000	25.24%

Ü Long-Term Incentive Award Decisions
The Compensation Committee considers long-term incentive awards to NEOs (typically stock options) in January of each year to better reflect performance of the prior year and ensure greater alignment between pay and performance on a prospective basis. In January 2013, no long-term incentive awards were issued to the Company’s Executive Officers or to any other key employees due to the limited number of remaining shares available for issuance under the 2008 LTIP. Shareholders at the Annual Meeting in May 2013 subsequently approved the 2013 LTIP to succeed and replace the similar existing 2008 LTIP.

In 2014, the following stock option awards were granted by the Compensation Committee at its January 2014 meeting at an exercise price of $25.00, the closing price of our common stock on the date of grant:

Named Executive Officer	Stock Option Grants in January 2014 (# of Shares)	Grant Date Fair Value of January 2014 Option Awards
Mr. T. Murphy	10,000	$60,432
Mr. Goodemote	5,000	$30,216
Mr. DeMarco	5,000	$30,216

Other Compensation-Related Matters:

Ü Risk Oversight
The Company carefully monitors its compensation levels to ensure they reflect an appropriate balance of pay-for-performance within acceptable risk parameters. Traditionally, banking organizations relied on strong risk management, internal controls and corporate governance to help constrain risk-taking. However, the financial crisis has illustrated that the incentives created by poorly designed and implemented incentive compensation arrangements can be powerful enough to overcome risk controls. The Company believes incentive compensation awards should be aligned with the institution’s overall business strategy and support its desired risk profile. To that end, each year Management conducts an internal compensation risk assessment to understand the various elements of its overall compensation program, including all incentives. As part of the exercise, in 2013, Management completed an inventory of our existing compensation programs, including incentives; evaluated the plans; determined the existence of Management and Committee oversight; considered appropriate risk mitigants; and assigned a risk rating based on documentation to support these controls. The Company recognizes that an effective incentive program should encourage and reward appropriate performance and requires an element of risk-taking, which is in the long-term benefit of the Company and shareholders. Based on our evaluation, the Company has determined its compensation programs and policies do not create excessive and unnecessary risk taking. Our determination is supported by the following key attributes:

•	Our compensation program contains an appropriate balance of fixed and variable compensation.

•	The Company offers incentive compensation in multiple forms, including, historically, the award of stock options that are tied to multi-year performance.

•
Our STIP contains both a threshold and maximum payment, protecting the Company from the extreme levels of risk that accompany unlimited upside incentive compensation programs and inappropriate pay and performance alignment. Although there is a formula for determining the dollar amount of the annual STIP bonus awards, the Compensation Committee retains full discretion for making STIP bonus awards to all our NEOs. There have been years in which these awards could have been made based on the formula but were not given to the NEOs.

•	The Company has share ownership guidelines that further promote long-term thinking and “skin in the game.”

•	Our benefits programs are competitive with the market and provide for reasonable base line levels of health, welfare and security, further enhancing the risk-mitigating aspects of our overall program.

The Company and its Board, including the Compensation Committee, will continue to ensure that proper policies are maintained to monitor ongoing risk management and assessment of compensation practices.

Ü Hedging and Pledging Policies
In 2013, the Board approved hedging and pledging policies for its Directors and Executive Officers who are subject to the SEC’s Section 16 reporting requirements. The policy prohibits Directors and Section 16 Officers from entering into financial transactions designed to hedge or offset any decrease in market value of Company stock. In addition, Directors and Section 16 Officers must gain approval from the Board prior to entering into any agreement involving the pledge or other use of Company stock as collateral in a financial arrangement.

Ü Impact of Accounting and Tax on the Form of Compensation
The Compensation Committee and Management consider the accounting and individual and corporate tax consequences of the compensation plans prior to making changes. The Compensation Committee has considered the impact of the expense, which will be recognized by the Company in accordance with FASB ASC TOPIC 718, on the Company’s use of equity incentives as a key retention tool.

Section 162(m) of the Internal Revenue Code limits deductibility by the Company of non-exempt taxable compensation paid to NEOs to a maximum of $1 million per annum. Taxable compensation is exempt from this limit on deductibility if it is “performance-based.” In the Company’s case, neither base salary nor STIP payments are considered performance-based, hence neither would be exempt from “compensation” for purposes of measuring an NEO’s compensation in any year against the $1 million deductible limit. On the other hand, compensation income realized by NEOs upon exercise of stock options granted under the 2008 LTIP or the 2013 LTIP are deductible from the definition of “compensation.” Based on the current salaries, the Company does not believe that the non-deductibility for tax purposes of any component of the compensation payable to its NEOs under Section 162(m) is a likely concern but will continue to evaluate this issue in future years.

Compensation Committee Report:

The Compensation Committee of the Board has reviewed and discussed with Management the Compensation Discussion and Analysis section, as required by Item 402(b) of the SEC’s Regulation S-K and the Compensation Committee’s Charter. Based on its review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

David G. Kruczlnicki, Chairman         Gary C. Dake
Michael B. Clarke            Elizabeth O’Connor Little

Executive Compensation

This Executive Compensation section includes several tables with details of the compensation actually paid and/or awarded to certain Executive Officers of the Company (the NEOs) for each of the last three fiscal years. Tables included in this section are:

•	Summary Compensation

•	Grants of Plan-Based Awards

•	Outstanding Equity Awards at Fiscal Year-End

•	Option Exercises and Stock Vested

•	Pension Benefits

Summary Compensation Table:

The following table sets forth information concerning total compensation paid to and compensatory awards received by the NEOs in each of the relevant years:

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards (b)	Non-Equity Incentive Plan Compensation (c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (d)	All Other Compensation (e)	Total
Thomas J. Murphy President and CEO	2013	$300,000	—	—	—	$100,000	$17,299	$9,154	$426,453
	2012	$200,000	—	—	$61,313	$58,972	$17,790	$7,770	$345,845
	2011	$165,404	—	—	$16,075	$44,627	$11,838	$6,918	$244,862
Terry R. Goodemote Executive Vice President, Treasurer and CFO	2013	$230,000	—	—	—	$56,500	$17,369	$8,057	$311,926
	2012	$188,700	—	—	$30,656	$46,771	$31,486	$6,819	$304,432
	2011	$179,462	—	—	$22,505	$42,473	$24,394	$7,445	$276,279
David S. DeMarco Senior Vice President	2013	$210,000	—	—	—	$53,000	$24,318	$7,962	$295,280
	2012	$178,500	$75,000 (a)	—	$21,460	$44,243	$41,542	$7,430	$368,175
	2011	$175,000	—	—	$22,505	$40,382	$34,029	$7,396	$279,312

(a)
Represents a one-time cash bonus payment for Mr. DeMarco in connection with his promotion to CEO of SNB on December 31, 2012. Mr. DeMarco agreed that if he terminated his employment from the Company and its affiliated group without “cause,” as defined in his employment agreement with the Company, prior to December 31, 2013, he would reimburse the Company for the full amount of the bonus, and if he terminates his employment after December 31, 2013, but before December 31, 2014, he will reimburse the Company for half of the bonus.

(b)
This column sets forth the dollar value of option awards granted to each of the NEOs under the Company’s compensatory stock plans for each of the listed years, calculated in accordance with FASB ASC TOPIC 718. The estimated value of each stock option granted in 2011 was $6.43 per option share (all grants made on January 26, 2011, under the 2008 LTIP), and the estimated value of each stock option granted in 2012 was $6.13 per option share (all grants made on January 25, 2012, under the 2008 LTIP), in each case using the Black-Scholes model to estimate fair value. All such stock options vest ratably in equal installments over the first four anniversaries following the date of grant. No stock options were granted to NEOs or other employees in 2013.

(c)
This column sets forth the short-term incentive bonus payments made to each NEO under the Company’s STIP for each of the listed years, based on the financial performance of the Company, strategic Company results and individual performance factors during that year. STIP amounts payable for a given year are generally paid in January of the succeeding year.

(d)
This column sets forth the actuarial increase during each of the listed years in the present value of the NEO’s retirement benefits under qualified pension plans and nonqualified deferred compensation plans established by the Company that cover such NEO, determined using interest rate, mortality rate and other assumptions consistent with those used in the Company’s financial statements. The increase in present value of retirement benefits reported for each of the NEOs for 2013 includes, (i) under the Company’s Employees’ Pension Plan (“Pension Plan”), $16,995 for Mr. T. Murphy, $17,369 for Mr. Goodemote, and $19,431 for Mr. DeMarco and (ii) under the Company’s SERP, $304 for Mr. T. Murphy and $4,887 for Mr. DeMarco.

(e)	All Other Compensation includes the following components for 2013:

Name	Company Contribution to ESOP	Life Insurance Premiums Paid by the Company for the Benefit of the NEO	Dollar Value of Discount in Share Price for Company Common Stock Purchased Under Employees' Stock Purchase Plan	Total Other Compensation
Thomas J. Murphy	$7,611	$385	$1,158	$9,154
Terry R. Goodemote	$7,611	$383	$63	$8,057
David S. DeMarco	$7,428	$376	$158	$7,962

Grants of Plan-Based Awards Table:

As noted in the Compensation Discussion and Analysis, the Company provides officers and key employees with both an annual incentive plan (STIP) and a long-term incentive plan (LTIP) to attract and retain such officers and employees and to motivate them to improve the Company’s short- and long-term performance.

The STIP bonus payable to covered individuals, including Executive Officers, is based on a comprehensive quantitative and qualitative assessment of both Company and individual performance. The target incentive awards, if awards are made for the year, are defined as a percentage of the covered person’s base salary. For 2013, the STIP bonus target incentive awards were 40% of base salary for Mr. T. Murphy and 30% of base salary for Messrs. Goodemote and DeMarco. The amounts listed in the table below represent each NEO’s 2013 target payment, as well as his threshold payment (50% of target) and maximum payment (150% of target). The Compensation Committee, in its sole discretion, will determine on a case-by-case basis whether an Executive Officer will receive a STIP bonus for the year and, if so, the amount of this bonus, which typically falls within the limits set forth above. Because a STIP bonus is discretionary, no NEO has a contractual right to a bonus under the STIP, even if the pre-established quantitative performance standards for the Company or the Company function for which the Executive is responsible have been met, or the NEO’s individual performance standards have been met. There have been years in which the Company and the NEOs have satisfied their quantitative or individual performance targets but no STIP bonuses have been declared or paid.

Historically, the Company has limited its grants of stock-based awards to stock options. The Company’s 2013 LTIP and its predecessor, the 2008 LTIP, allow for the granting of stock-based awards as a long-term incentive component within our overall compensation program. However, the Compensation Committee granted no long-term incentive awards in 2013.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Shares)	Grant Date Fair Value of Stock and Option Awards
		Threshold (a)	Target	Maximum	Threshold	Target	Maximum
Thomas J. Murphy	—	$60,000	$120,000	$180,000	—	—	—	—	—	—	—
Terry R. Goodemote	—	$34,500	$69,000	$103,500	—	—	—	—	—	—	—
David S. DeMarco	—	$31,500	$63,000	$94,500	—	—	—	—	—	—	—

(a)
The threshold award under the STIP is not the minimum short-term incentive bonus payment. The Compensation Committee may choose not to pay a short-term incentive bonus award under the STIP to any covered person, including an NEO, even if applicable performance thresholds or targets have been met for the year in question.

Outstanding Equity Awards at Fiscal Year-End Table:

The following table shows all outstanding stock-based awards held by each NEO as of December 31, 2013. All such awards consist of stock options to acquire the Company’s common stock granted under the Company’s 2008 LTIP or its predecessor plans. The number of shares and exercise prices on this table have been adjusted for the 2% stock dividend distributed on September 27, 2013.

Name	Securities Underlying Unexercised Options (Exercisable)	Securities Underlying Unexercised Options (a) (Unexercisable)	Equity Incentive Plan Awards: Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Shares or Units of Stock Not Vested	Market Value of Shares or Units of Stock Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested
Thomas J. Murphy	1,756	—	—	$21.24	11/29/2016	—	—	—	—
	1,705	—	—	$19.09	11/28/2017	—	—	—	—
	1,705	—	—	$19.87	1/21/2019	—	—	—	—
	1,241	414	—	$22.27	1/27/2020	—	—	—	—
	1,340	1,340	—	$23.77	1/26/2021	—	—	—	—
	2,601	7,803	—	$24.43	1/25/2022	—	—	—	—
Terry R. Goodemote	1,243	—	—	$25.77	12/15/2014	—	—	—	—
	3,513	—	—	$21.24	11/29/2016	—	—	—	—
	3,978	—	—	$19.09	11/28/2017	—	—	—	—
	3,978	—	—	$19.87	1/21/2019	—	—	—	—
	2,897	966	—	$22.27	1/27/2020	—	—	—	—
	1,875	1,876	—	$23.77	1/26/2021	—	—	—	—
	1,300	3,902	—	$24.43	1/25/2022	—	—	—	—
David S. DeMarco	4,348	—	—	$25.77	12/15/2014	—	—	—	—
	4,098	—	—	$21.24	11/29/2016	—	—	—	—
	3,978	—	—	$19.87	1/21/2019	—	—	—	—
	2,897	966	—	$22.27	1/27/2020	—	—	—	—
	1,875	1,876	—	$23.77	1/26/2021	—	—	—	—
	910	2,731	—	$24.43	1/25/2022	—	—	—	—

(a)	All stock options granted after December 21, 2005, vest in equal installments over the first four anniversary dates after the date of the grant.

Option Exercises and Stock Vested Table:

The following table sets forth information regarding the stock options that were exercised by each NEO during 2013:

Name	Option Awards		Stock Awards
	Number Shares Acquired on Exercise (a)	Value Realized on Exercise (b)	Number Shares Acquired on Vesting	Value Realized on Vesting
Thomas J. Murphy	—	—	—	—
Terry R. Goodemote	639	$1,730	—	—
David S. DeMarco	8,290	$37,282	—	—

(a)	Represents the total number of shares subject to stock options that the NEO exercised during the year.

(b)	Represents the “spread” of options on the date of exercise, i.e., the difference between the dollar value of the shares of common stock for which options were exercised, based on the market price of our common stock on the date of exercise, and the exercise price (purchase price) of such shares under the options.

Pension Benefits Table:

The Company maintains a qualified Retirement Plan for eligible employees who have attained the age of 18, have completed one year of service and work a minimum of 1,000 hours per calendar year. Eligible compensation under the Retirement Plan includes salary, overtime, sick pay, bonuses and other cash and non-cash benefits.

Participants in the Retirement Plan with 25 years of service may retire at any age, participants with 10 years of service may retire at or after age 55, and participants with five years of service may retire at or after age 65. For early retirement prior to age 65, annuity payments, if elected, would be reduced by 0.25% for each month the participant elects to retire before age 65. Participants who are eligible to retire may not commence receipt of their benefit prior to age 55.

The Company maintains an unfunded, non-qualified SERP for the benefit of certain Executive Officers, as determined by the Compensation Committee on a case-by-case basis. The SERP contains both a qualified retirement plan “makeup” benefit feature and an additional SERP benefit feature. For those Executive Officers who are selected to receive the “makeup” benefit feature, it provides enhanced installment payments post-retirement that are designed to give the Executive Officer the overall level of retirement payments he would have received under the Retirement Plan if there were no limitations on eligible compensation to high-paid personnel in the Internal Revenue Code. Under the additional SERP benefit feature, the Company is authorized to grant to selected Executive Officers additional payments upon their retirement, typically structured as post-retirement installment payments, the amounts of which are determined on a case-by-case basis by the Compensation Committee at or before the time of retirement. At this time, no NEOS participate in the additional SERP benefit feature.

The following table sets forth the present value of accumulated benefits under qualified and non-qualified retirement plans of the Company payable to each NEO as of December 31, 2013, and the number of years of service credited to them under the plans. The present value was determined using interest rate and mortality rate assumptions consistent with those described in Note 13 in Item 8 of the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2013, as included in the Company’s Annual Report on Form 10-K.

Name	Plan Name	Years of Credited Service	Value of Accumulated Benefit as of 12/31/13	Payments During Last Fiscal Year
Thomas J. Murphy	Retirement Plan	8.00	$87,065	—
	SERP	1.00	$304	—
Terry R. Goodemote	Retirement Plan	21.08	$191,261	—
	SERP	1.00	—	—
David S. DeMarco	Retirement Plan	26.08	$296,111	—
	SERP	1.00	$4,887	—

Nonqualified Deferred Compensation:

The Company has an Executive Officer Deferred Compensation Plan (“Officers’ Deferral Plan”) under which an Executive Officer may elect on a year-to-year basis to defer until retirement all or a portion of his salary or bonus payments otherwise payable to him during and for such year. Amounts deferred earn interest at a rate equal to the highest rate currently being paid on individual retirement accounts by the Company’s principal subsidiary, GFNB. None of the NEOs elected to defer salary or bonus payments under the plan in 2013 or in previous years.

Agreements with Executive Officers

Employment Agreements:

The Company has employment agreements with Messrs. T. Murphy, Goodemote and DeMarco. Mr. T. Murphy serves as our President and CEO; Mr. Goodemote serves as our Executive Vice President, Treasurer and CFO; and Mr. DeMarco serves as a Senior Vice President of the Company and President and CEO of SNB. Effective February 1, 2014, each of these NEOs entered into new employment agreements with the Company, which replaced their prior employment agreements. The agreements were approved by the Compensation Committee and the Board in January 2014. The employment agreements of Messrs. T. Murphy and Goodemote are each for a three-year term and the employment agreement of Mr. DeMarco is for a two-year term. At the beginning of each calendar year, the Compensation Committee and the Board are required under these agreements to consider and vote upon a proposal to renew each of the existing employment agreements with new, comparable agreements having similar terms, conditions and benefits.

Under each agreement, the NEO is guaranteed his current base annual salary and certain other benefits for the duration of the agreement. Also under each agreement, the NEO is entitled to participate in certain other benefit plans, including medical, dental and life insurance plans; is eligible to receive (although not entitled to receive) awards under the short-term annual incentive bonus plan (cash) and long-term incentive plans (equity awards); and is also eligible to receive various retirement and supplemental retirement plans. In the event the NEO is terminated without cause or terminates his own employment for good reason, the NEO will receive a lump-sum payment equal to the greater of (i) his base salary payable during the remaining term of the agreement or (ii) one year’s base salary.

Additionally, under the agreements, if there is a change of control of the Company and, within 12 months after such change of control, either (i) the Company terminates the employment of the NEO for any reason (other than a termination of employment for cause) or (ii) such NEO terminates his own employment with the Company for good reason, the NEO will be entitled to receive a termination payment equal to a multiple of his average annual taxable compensation for the five years preceding such change of control. In the cases of Messrs. T. Murphy and Goodemote, the multiple is 2.99 times such five-year average taxable compensation, and in the case of Mr. DeMarco, 1.99 times such five-year average, subject, in each case, to downward adjustment to reflect the value of any other “change of control” payment or benefits the NEO might receive under other compensatory arrangements then in effect. In such circumstances, the NEO is also eligible to receive medical, dental and life insurance coverage that is generally equivalent to the coverage then held, subject to employee cost-sharing, for a period of two years following the change of control. Under each agreement, the NEO will not receive any payment following a change of control to the extent such payment constitutes an “excess parachute payment” under the Internal Revenue Code.

The employment agreements for Messrs. T. Murphy, Goodemote and DeMarco also contain non-compete and non-solicitation provisions. For a period of two years following the termination of the NEO’s employment, for any reason, he is generally precluded from being employed by, an owner of, or adviser to any bank or insured financial institution located in any county in the State of New York in which the Company or its subsidiaries provide financial services, maintain a branch or office or have acted to establish a branch or office. Under the non-solicitation provision, for a period of two years following the NEO’s termination of employment for any reason, he is generally precluded from soliciting customers or clients of the Company or its subsidiaries on behalf of any other financial institution that provides financial services. The NEO is also precluded from employing or soliciting any employees of the Company or its subsidiaries on behalf of another corporation or entity. The agreements also contain confidentiality and non-disparagement covenants in favor of the Company.

Potential Payments Upon Termination or Change of Control:

Ü Termination for Cause
In the event of any termination for cause, the NEO in question would not receive any cash severance payment or enhanced retirement benefits beyond the benefits described in “Pension Benefits Table” within the Executive Compensation section. Eligibility for regular Company severance or retirement payments is determined in a manner consistent with all employees of the Company under applicable Company plans and polices.

Ü Termination by the Company Other Than for Cause
If there is a termination of any of the NEOs by the Company other than for cause, each is entitled under his current employment agreement with the Company to receive a lump-sum payment in an amount equal to the greater of (i) his base salary payable during the remaining term of the agreement or (ii) one year’s base salary. The table later in this section shows the estimated payout for Messrs. T. Murphy, Goodemote and DeMarco, had they been terminated by the Company other than for cause as of December 31, 2013. The Company does not have a formal written severance plan or policy that generally covers employees or executives who are terminated by the Company other than for cause; therefore, none of the NEOs would be entitled to any additional severance payments under any such policy or plan if terminated by the Company other than for cause. The Company also has a SERP, under which the Board from time to time may elect to extend special retirement benefits to senior executives, on a case-by-case basis. To date, none of the current NEOs has been given special SERP benefits. In the past, the Company has, from time to time at the discretion of the Board or its Compensation Committee, awarded severance payments to NEOs in differing amounts, determined on a case-by-case basis, even in cases where such payments were not required under the SERP or under the terms of any employment agreement between the Company and such officer. (The foregoing discussion assumes that the hypothetical termination of an NEO by the Company other than for cause is not preceded by a change of control. Any such termination following a change of control may result in a greater payment to the NEO, as discussed later in this section.)

Ü Termination for Good Reason
Each of the employment agreements of Messrs. T. Murphy, Goodemote and DeMarco provides for payments to such officer during the terms of the agreement if he were to voluntarily terminate his employment for “good reason.” Good reason is defined as a (i) failure by the Company to offer the NEO an annual replacement agreement on terms, conditions and benefits comparable to his existing employment agreement; (ii) material diminution in his title, authority, duties or responsibilities; (iii) required relocation more than 100 miles from his existing base location of employment; or (iv) material breach by the Company. Under the employment agreement between each NEO and the Company, the amount due to such officer if he were to terminate his employment with good reason during the term of the agreement, absent a change of control, is a lump-sum payment equal to the greater of the amount of (i) his base salary payable during the remaining term of the agreement or (ii) one year’s base salary. (The foregoing discussion assumes that the hypothetical termination of an NEO by the Company other than for cause is not preceded by a change of control. Any such termination following a change of control may result in a greater payment to the NEO, as discussed later in this section.)

Ü Termination in Connection with a Change of Control
As noted above, the Company has entered into employment agreements with Messrs. T. Murphy, Goodemote and DeMarco, under each of which certain payments are to be made by the Company to each such NEO if, following a change of control of the Company, his employment is terminated without cause or he voluntarily terminates his employment for good reason. For the NEOs, the amounts that would have been payable to each had his employment been terminated as of December 31, 2013, by the Company or by such officer himself for good reason following a change of control are identified in tables later in this section. In addition, all of the outstanding options granted to these NEOs, to the extent not fully vested, would under the terms of such options vest immediately upon a change of control, regardless of whether the employment of such person is terminated or terminates on or after such change of control. Otherwise, termination of any of these NEOs following a change of control would generally not result in enhanced retirement benefits beyond the benefits described in “Pension Benefits Table” within the Executive Compensation section. Eligibility for other payments would be determined in a manner consistent with all employees of the Company under applicable Company plans and polices.

A “change of control” of the Company is defined in the employment agreements with the NEO as follows: (i) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; (ii) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock of the Company acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Company; (iii) a majority of the members of the Board are replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iv) one person, or more than one person acting as a group, acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, assets from the Company that have a total gross fair market value, determined without regard to any liabilities associated with such assets, equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition(s).

Ü Voluntary Termination or Early Retirement
As noted in the previous section, the early retirement or voluntary termination of employment by any NEO would generally not result in any enhanced retirement benefits beyond the benefits described in “Pension Benefits Table” within the Executive Compensation section (although following a “change in control” of the Company, a voluntary termination of employment by an NEO may trigger enhanced retirement benefits, if such termination is for “good reason”). To the extent that any NEO may hold unvested stock options as of the date of his self-termination or early retirement, the Board might choose to accelerate the vesting of such options as of the date of such termination or early retirement. Eligibility for regular Company severance or retirement payments by an NEO is determined in a manner consistent with all employees of the Company under applicable Company plans and polices. Eligibility for SERP payments, including in the event of early retirement, is limited to selected Executive Officers, as determined from time to time by the Board acting in its sole discretion. Mr. DeMarco is the only NEO currently eligible for SERP payments upon his termination of employment or early retirement.

Ü Death or Disability
In the event of death or disability, the NEO would generally not receive any cash severance payment or enhanced retirement benefits beyond those described in “Pension Benefits Table” within the Executive Compensation section. Eligibility for regular Company severance or retirement payments is determined in a manner consistent with all employees of the Company under applicable plans and polices. However, under our standard stock option award agreements applicable to all option recipients, including NEOs, upon the death or permanent disability of a recipient who holds unvested stock option awards, any such awards will be subject to accelerated vesting as of such date.

Potential Payments Table:

The table below shows the estimated payouts to each of Messrs. T. Murphy, Goodemote and DeMarco upon various termination-of-employment scenarios, assuming a triggering change-of-control event occurred in 2013; the NEO’s employment terminated as of December 31, 2013; and the value of the Company’s common stock was $26.56, the closing price of our common stock that day. The table illustrates the potential payments and benefits to be paid to Messrs. T. Murphy, Goodemote and DeMarco under the termination events noted:

Name and Principal Position	Type of Payment	Involuntary Termination Without Cause or Voluntary Termination with Good Reason	Change of Control (e)	Retirement	Death or Disability
Thomas J. Murphy President and CEO	Cash Compensation (a)	$625,000	$632,149	—	—
	Stock Options (b)	—	$22,135	—	$22,135
	SERP – Pension & ESOP (c)	$3,497	$3,497	$3,497	$3,497
	Health and Welfare Benefits (d)	—	$29,165	—	—
	Total	$628,497	$686,946	$3,497	$25,632
Terry R. Goodemote Executive Vice President, Treasurer and CFO	Cash Compensation (a)	$479,167	$682,907	—	—
	Stock Options (b)	—	$17,690	—	$17,690
	SERP – Pension & ESOP (c)	$643	$643	$643	$643
	Health and Welfare Benefits (d)	—	$29,165	—	—
	Total	$479,810	$730,405	$643	$18,333
David S. DeMarco Senior Vice President	Cash Compensation (a)	$227,500	$457,160	—	—
	Stock Options (b)	—	$15,195	—	$15,195
	SERP – Pension & ESOP (c)	$4,887	$4,887	$4,887	$4,887
	Health and Welfare Benefits (d)	—	$29,152	—	—
	Total	$232,387	$506,394	$4,887	$20,082

(a)
Messrs. T. Murphy, DeMarco and Goodemote will each receive a lump-sum payment equal to the greater of the amount of (i) their base salary payable during the remaining term of the agreement or (ii) one year’s base salary.

(b)	Reflects accelerated vesting of stock options.

(c)
Represents $304 for benefits under the pension plan and $3,193 for ESOP account value for Mr. T. Murphy, $643 for ESOP account value for Mr. Goodemote and $4,887 for benefits under the pension plan for Mr. DeMarco. Pension plan benefits are payable in the form of an annuity and ESOP account values are payable in a lump sum.

(d)
Represents the projected cost for 24 months of medical and dental insurance coverage under the Company’s fully insured medical and self-insured dental plans, assuming continued cost-sharing by the NEO, plus continued premium payments for 24 months of term life insurance and split-dollar insurance policies.

(e)
Messrs. T. Murphy, DeMarco and Goodemote will each receive an amount payable in installments or, in the event of unforeseeable emergency, in a lump-sum equal to, for Messrs. T. Murphy and Goodemote, 2.99 times their average annual taxable compensation for the five years preceding the event, and in the case of Mr. DeMarco, 1.99 times such five-year average, adjusted downward in each case to reflect any other change-of-control payment or benefits they might receive under other compensatory arrangements then in effect, such as the value they might receive from accelerated vesting of stock options. For Mr. T. Murphy, the lump-sum amount (i.e., $654,284) is reflective of a downward adjustment (i.e., $22,135) as a result of accelerated vesting of their stock options. For Mr. Goodemote, the lump-sum amount (i.e., $700,597) is reflective of a downward adjustment (i.e., $17,690) as a result of accelerated vesting of stock options. For Mr. DeMarco, the lump-sum amount (i.e., $472,355) is reflective of a downward adjustment (i.e., $15,195) as a result of accelerated vesting of stock options. Their agreements further provide that under no circumstances will Messrs. T. Murphy, DeMarco and Goodemote receive any payments under the employment agreement if such payments would constitute an “excess parachute payment” under the tax laws.

Section 16(a) Beneficial Ownership Reporting

The Company’s Executive Officers and Directors, as well as any 10% shareholders of the Company, are required by Section 16(a) of the Securities Exchange Act of 1934 to file reports with the SEC regarding their ownership of our stock, including changes in their stock ownership. The Company has received and reviewed copies of these reports filed by the Company’s Directors and Executive Officers during 2013, along with written statements received from the Directors and Executive Officers stating they were not required to file any additional reports. Based solely on our review of the 2013 reports and statements, all of the Section 16(a) reports required to be filed by our Directors and Executive Officers during 2013 were timely filed.

Additional Voting Information

Frequently Asked Questions:

Ü Who is entitled to vote?
The Company has one class of stock outstanding, common stock, $1 par value per share. At the close of business on our record date of March 10, 2014, there were 12,426,980 shares outstanding. The holders of these shares are our shareholders of record and will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. Each of these shareholders will receive notice of the Annual Meeting and instructions on how to vote their shares. Each share outstanding on the record date is entitled to one vote. Shares held in treasury by the Company are not eligible to vote and do not count toward a quorum.

Ü What are “broker non-votes” and how are they voted at the Annual Meeting?
Shares of our common stock can be held in (i) certificate form; (ii) by “book entry” at our transfer agent, American Stock Transfer & Trust Company, LLC; or (iii) in “street name” at a broker. When shares are held in street name, the broker will solicit your vote and provide us with the results of the vote for all of the Company shares it holds in your account. On “routine” matters, if an owner of shares does not provide the broker with voting instructions, the broker has the right to vote these shares in its own discretion. However, a broker is not allowed to exercise its discretion on voting shares held in street name on any “non-routine” matter. On such matters, these shares may only be voted by the broker in accordance with express voting instructions received by it from the owner of the shares, that is, the person in whose account such shares are held. The votes attaching to such shares are referred to as “broker non-votes.”

This year, the only matter that will be considered a routine matter is Item 3, the ratification of the Company’s independent registered public accounting firm. Item 1, the election of Directors, and Item 2, approval of the Say on Pay advisory vote, are non-routine matters; therefore, shares held by a broker in street name cannot be voted on by the broker at his or her discretion for those items. If your shares are held at a broker, the Company urges you to provide voting instructions to your broker so that your vote may be counted.

Ü How are Dividend Reinvestment Plan and other plan shares voted?
Shares owned by you in the Arrow Financial Corporation Automatic Dividend Reinvestment Plan (“DRIP”) on our record date will be combined with all other shares owned by you directly on that date and presented to you with voting instructions.

Shares owned by Company employees, Directors and other participants in the Company’s 2011 Employee Stock Purchase Plan on the March 10, 2014, record date will be presented to the participants for voting on a separate voting form and will be voted in accordance with their instructions.

Shares owned by Company employees in the ESOP on the March 10, 2014, record date will be voted on their behalf by the ESOP Trustee in accordance with voting instructions provided to them. Participants will receive a separate voting form from the ESOP’s plan administrator for this purpose. If a participant does not provide the Trustee with voting instructions for his or her ESOP shares, the Trustee will vote the participant’s shares in accordance with the “mirror voting” provisions of the ESOP. Under the “mirror voting” provisions, all such shares will be voted in a pro rata manner calculated to most accurately reflect the instructions received from those account holders who did provide voting instructions to the Trustee.

Ü What constitutes a quorum at the meeting?
There will be a quorum at the Annual Meeting if one-third of the total number of outstanding shares of our common stock are present, either in person or represented by proxy. Consistent with applicable state law and our Certificate of Incorporation and By-Laws, the Company will treat all shares present in person or represented by proxy at the Annual Meeting, including so-called “broker non-votes,” as shares present or represented by proxy for purposes of determining the meeting quorum. Shares held in treasury by the Company are not deemed outstanding and thus are ignored for purposes of calculating the quorum.

Ü How many votes are required for approval of Item 1?
The first item on the agenda is the election of four Class A Directors and one Class C Director. The affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting and eligible to vote on such matter is required for the election of each Director. A “plurality” means receiving a higher number of votes for such position than any other candidate, up to the maximum number of Directors to be chosen at the Annual Meeting. Because, at this year’s meeting, there are as many nominees (five) as there are Directors to be elected (five), a Director nominee is assured of being elected if he or she receives any “For” votes, regardless of how many negative votes (“Withhold Authority”) are cast for that Director. Broker non-votes are ineligible to vote on Item 1.

The Company’s Majority Voting Policy states that if an election of Directors is uncontested, as is the case this year, and a nominee’s negative votes (“Withhold Authority”) exceed 50% of the total number of shares outstanding and entitled to vote at the Annual Meeting with respect to the election of Directors, that Director must tender his or her resignation to the Company following the meeting. The Governance Committee of the Board is then required to evaluate the tendered resignation and make a recommendation to the full Board on appropriate action, which may or may not include the acceptance of such resignation. In determining the appropriate action to be taken by the Company, the Board will take into account the best interests of the Company and its shareholders.

Ü What is the impact of a vote to “Withhold Authority” on Item 1?
A proxy or ballot marked “Withhold Authority” will be the equivalent of an abstention from voting on Item 1. As discussed in the preceding section, if each of the nominees receives any votes in favor of their election, each will be elected and a ballot marked “Withhold Authority,” like an abstention from voting, and will not affect the outcome of this election. However, a ballot marked “Withhold Authority,” like an abstention from voting, may nevertheless have a negative impact under our Majority Voting Policy because a “Withhold Authority” vote will make it somewhat more likely that the nominee will be required to submit his or her resignation under that policy, even receiving the requisite vote for election. (See the description of the Majority Voting Policy in the preceding paragraph.)

Ü How many votes are required for approval of Items 2 and 3?
The second and third items on the agenda are: Item 2, approval of the Say on Pay advisory vote, and Item 3, ratification of our independent registered public accounting firm, KPMG LLP. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on these proposals is required for approval or ratification, as the case may be. Broker non-votes are ineligible to vote on Item 2, but will be eligible to vote on Item 3.

Ü What is the impact of a vote to “Abstain” on Items 2 and 3?
In order for Items 2 or 3 to be approved or ratified by the shareholders, as the case may be, each item must receive the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and voting on the proposal. A proxy or ballot marked “Abstain” on Items 2 or 3 will not have the same effect as a vote “Against” such item. A proxy or ballot marked “Against” on Items 2 or 3 is an actual vote (and counts in the total number of votes on the item) whereas a vote to “Abstain” on Items 2 or 3 is not an actual vote (and does not get counted in the total votes on the item). Therefore, a vote

“Against” Items 2 or 3 makes it more difficult to achieve shareholder approval or ratification than a vote to “Abstain” on Items 2 or 3.

Ü How do I submit my proxy?
Shareholders of record as of the close of business on March 10, 2014, will be entitled to vote at the Annual Meeting, or any adjournment or postponement thereof. You can ensure that your shares are voted properly at the Annual Meeting by submitting your proxy by telephone, online or by completing, signing and dating the proxy card that will be provided to you upon request. Shareholders of record should receive a notice with voting instructions and the ability to request Proxy Materials, except those shareholders who have previously requested printed or electronic copies of our Proxy Materials will receive a printed or electronic copy, as applicable. If your shares are held by a broker or bank, you must follow the voting instructions on the form you receive from your broker or bank.

Ü May I revoke my proxy?
A proxy may be revoked at any time prior to the Annual Meeting by submitting a later vote of your shares either by Internet or by telephone prior to the Annual Meeting or by attending and voting your shares in person at the Annual Meeting. You may also revoke your proxy by delivering a written notice of revocation of proxy prior to the Annual Meeting to: Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801.

Ü How are proxies being solicited?
Proxies are being solicited electronically, by telephone and by mail. Proxies may also be solicited without additional compensation by our Directors, Officers and other employees personally, by telephone or other means. The Company will bear all costs of proxy solicitation. If the Company utilizes the services of other financial institutions, brokerage houses, custodians, nominees or fiduciaries to solicit proxies, the Company will reimburse them for their out-of-pocket expenses.

Householding of Notices to Shareholders:

In some instances, only one copy of the Notice of Internet Availability of Proxy Materials concerning this Proxy Statement is being delivered for shareholder accounts that contain the same primary Social Security number, unless the Company has received instructions from one or more of the shareholders to continue to deliver multiple copies. The Company will deliver a copy of the Notice of Internet Availability of Proxy Materials to any shareholder upon request by email to corporatesecretary@arrowbank.com or in writing to: Householding of Notice, c/o Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801.

Additional Matters for Consideration at the Annual Meeting:

Please note the deadline for submission of proposals by shareholders for consideration at the Annual Meeting has passed. This applies to proposals that shareholders would wish to include in the Company’s Proxy Statement for the Annual Meeting (this Proxy Statement), as well as proposals which shareholders would wish to include in their own Proxy Materials which they would prepare, file with the SEC and disseminate to shareholders. Therefore, no additional matters may be proposed by any shareholder for submission to the shareholders generally at the Annual Meeting, other than procedural issues such as adjournment, postponement or continuation. On such procedural issues, all shares represented at the Annual Meeting by proxy may be voted at the discretion of the attorneys-in-fact named in the proxies, to the extent permitted by law.

Proxy Cards Returned Without Specific Voting Instructions:

If you return a proxy card without specific voting instructions for any or all items, your shares will be voted on Item 1 “For” each of the Board’s four Class A nominees and “For” the Class C Board nominee, on Item 2 “For” approval of the Say on Pay advisory vote, on Item 3 “For” ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2014, and on any other procedural matter properly submitted for shareholder consideration, in such manner as the shareholders’ attorneys-in-fact may determine, in their discretion, to be appropriate and in the best interests of shareholders generally.

Additional Shareholder Information

Shareholder Communications with the Board of Directors:

Any shareholder communication that is sent to the Company generally or to our Board generally is directed to the Corporate Secretary, who will review it and advise the Board of the communication. Any shareholder communication that is directed to a particular Director or Committee of the Board will be forwarded by the Corporate Secretary to the appropriate Director or Committee. The Corporate Secretary will retain and make available all such communications for the Directors’ review and will periodically summarize and report all such shareholder communications to the Board. Shareholders may communicate to our Board, to an individual Director or Directors, or to a particular Committee of the Board by sending or directing such communication to: Board of Directors – Shareholder Communications, c/o Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801.

Shareholder Submissions of Director Nominees:

Any shareholder submission of a candidate for the Board to consider as one of its nominees for Director at the 2015 Annual Meeting of Shareholders must be in writing and contain certain information about the candidate and comply with certain procedures, which are described in detail in the Company’s By-Laws. All candidates who are properly submitted by shareholders will first be considered by the Governance Committee of the Board at the time of its normal Director nomination review, and if the Governance Committee recommends such candidate, he or she will subsequently be considered by the full Board. Such submissions must be in writing and addressed to: Board of Director Candidates, c/o Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801.

A shareholder may act directly to nominate his or her own Director candidates at our 2015 Annual Meeting of Shareholders by following the procedures set forth in the subsection below titled “Shareholder Proposals for Presentation at the 2015 Annual Meeting.” Such direct nominations by shareholders not involving the Board’s nomination are subject to the deadlines and procedures described and set forth in our By-Laws and applicable rules of the SEC, including minimum advance notice to the Board.

Annual Meeting Shareholder Proposal Process:

Ü Shareholder Proposals for Inclusion in the 2015 Proxy Statement
To be considered for inclusion in our 2015 Proxy Statement next year, shareholder proposals must be submitted in accordance with SEC’s Rule 14a-8 and must be received by our Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801, no later than November 25, 2014. Additionally, our Company By-Laws require the name and address of record of the proposing shareholder, appropriate information regarding the matter sought to be presented or person to be nominated, as well as the number of shares of our common stock that are owned by the proposing shareholder.

Ü Shareholder Proposals for Presentation at the 2015 Annual Meeting
If a shareholder wishes to have a proposal presented at our 2015 Annual Meeting but not included in the Company’s 2015 Proxy Statement, including a nomination for the Board of Directors, the shareholder must satisfy the requirements established under our Company By-Laws. The shareholder must give notice to the Corporate Secretary of the Company of any such proposal for next year’s Annual Meeting not later than January 7, 2015, and the notice provided by the shareholder must contain information required by our By-Laws including the name and address of record of the proposing shareholder, appropriate information regarding the matter sought to be presented or the proposed nominee, as well as the number of shares of our common stock that are owned by the proposing shareholder.

*******************************
Your Vote is Very Important

*******************************

ARROW Financial Corporation

ARROW FINANCIAL CORPORATION
ATTN: MARK E. BULMER
250 GLEN STREET
GLENS FALLS, NY 12801

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M71510-P47893

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARROW FINANCIAL CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect each of the following four (4) persons as Class A directors for a term of three (3) years, each to serve until his or her successors have been duly elected and qualified:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Elizabeth O'C. Little
02) John J. Murphy
03) Thomas J. Murphy
04) Richard J. Reisman

To elect the following person as a Class C director for a term of two (2) years and to serve until her successor has been duly elected and qualified:

05) Tenée R. Casaccio

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. To approve, on an advisory basis, the Company's executive compensation ("Say on Pay").	☐	☐	☐
3. To ratify the appointment of the independent registered public accounting firm KPMG LLP as the Company's independent auditor for the fiscal year ending December 31, 2014.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M71511-P47893

ARROW FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

MAY 7, 2014, 10:00 AM EDT

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned shareholder(s) of Arrow Financial Corporation, a New York corporation (the "Company"), hereby appoint(s) Richard J. Bartlett, Esq. and George C. Frost, and each of them acting individually, with full power to act alone, the attorneys-in-fact of the undersigned, with full power of substitution, to vote all the shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Charles R. Wood Theater, 207 Glen Street, Glens Falls, New York 12801, at 10:00 a.m. EDT on Wednesday, May 7, 2014, and at any adjournment or postponement thereof, with all powers the undersigned would possess if personally present.

The undersigned directs that this proxy be voted as specified on the reverse side. If no direction is made for a proposal, the proxy will be voted: (a) "FOR" all the Company's director nominees in Item 1 and (b) "FOR" Proposals 2 and 3, as applicable. This proxy may also be voted, in the discretion of the attorneys-in-fact, on any matter that may properly come before the meeting or any adjournments or postponements thereto. The undersigned hereby revokes any proxies heretofore given to vote upon or act with respect to such stock.

Address Changes/Comments: ____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side